Exhibit 2

APPENDICES

TO THE

SUPPLEMENT

TO THE

MANAGEMENT INFORMATION CIRCULAR

-i-

APPENDIX A

AMENDED ARRANGEMENT RESOLUTION

To be passed by the holders (“Securityholders”)

of common shares and options to purchase common shares
in the capital of the Corporation, voting together as a class

BE IT RESOLVED, as a special resolution, that:

1.	The arrangement (the “Enhanced Arrangement”) under section 192 of the Canada Business Corporations Act, substantially as set out in the Plan of Arrangement attached as Appendix B to the Supplement dated December 8, 2002 to the Notice of Special Meeting, Notice of Petition and Information Circular of the Corporation dated November 20, 2002, is authorized and approved.

2.	Notwithstanding that this resolution has been passed by the Securityholders or that the Enhanced Arrangement has been approved by the Court of Queen’s Bench of Alberta, the Board of Directors of the Corporation may, without further approval of the Securityholders, amend the Plan of Arrangement, in the manner specified therein, or decide not to proceed with the Enhanced Arrangement or revoke this resolution at any time prior to the issue of the certificate giving effect to the Enhanced Arrangement.

3.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

A-1

APPENDIX B

AMENDED PLAN OF ARRANGEMENT MADE PURSUANT TO SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1     In this Plan of Arrangement, the following terms have the following respective meanings:

(a)	“Arrangement” means the arrangement under Section 192 of the CBCA described in this Plan of Arrangement involving the Corporation, FCL, Subco, the Fund, Teck and Westshore;

(b)	“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday in the Provinces of Alberta and British Columbia, on which the principal commercial banks in downtown Calgary and Vancouver are generally open for the transaction of commercial banking business;

(c)	“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.), as amended;

(d)	“Cash Option” means the election available to Participating Shareholders pursuant to the Arrangement to ultimately receive $34.00 cash for each Common Share in respect of which an election is made, subject to pro-ration, which election is given effect under this Plan by such Participating Shareholder receiving a Fund Note instead of a Unit for the exchanges described in paragraph 3.1(i) or 3.1(l);

(e)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, C.c-44, as amended, including the regulations promulgated thereunder;

(f)	“Class A Partnership Unit” means a unit of interest in the Partnership designated as a “Class A Partnership Unit”;

(g)	“Class B Partnership Unit” means a unit of interest in the Partnership designated as a “Class B Exchangeable Partnership Unit”;

(h)	“Combination Agreement” means the combination agreement dated December 4, 2002 between the Corporation, Teck and Westshore, as the same may be amended in accordance with its terms;

(i)	“Common Shares” means the common shares in the capital of the Corporation;

(j)	“Common Share Trading Price” means the weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the Effective Date;

(k)	“Corporation” or “Fording” means Fording Inc., a corporation existing under the laws of Canada;

(l)	“CP Transaction” means the transaction completed on October 1, 2001 pursuant to which Fording became a publicly traded corporation, a predecessor to Fording having previously been indirectly owned by a single shareholder, Canadian Pacific Limited;

(m)	“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited which options and stock appreciation rights were replaced, in part, by options and accompanying share appreciation rights issued under Fording’s key employee stock option plan pursuant to a plan of arrangement describing the steps comprising the CP Transaction;

(n)	“Depository” means Computershare Trust Company of Canada as the registrar and transfer agent of the Units;

(o)	“Director” means the Director appointed under Section 260 of the CBCA;

(p)	“Dissenting Shareholder” means a registered Shareholder who has duly exercised, and who does not, prior to the time at which the resolution of Securityholders authorizing the Arrangement is approved, withdraw or otherwise relinquish the dissent rights available to it in connection with the Arrangement;

(q)	“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director giving effect to the Arrangement;

(r)	“Effective Time” means the first moment in time on the Effective Date;

(s)	“Elected Cash Amount” has the meaning set out in Section 3.2(b)(i);

(t)	“Elected Unit Amount” means the aggregate number of Common Shares in respect of which holders of Common Shares have elected or are deemed to have elected to receive ultimately Units in respect of their Common Shares, prior to any pro-ration hereunder;

(u)	“Election Form” means the election form for use by Participating Shareholders in the form enclosed with the supplement to the Information Circular;

(v)	“Exchange Option Plan” means the Unit option plan of the Fund created as part of the Arrangement pursuant to which Options will ultimately be exchanged for Exchange Options in the form attached to this Plan as Schedule “A”;

(w)	“Exchange Options” means options to purchase Units, and any accompanying unit appreciation rights, issued under the Exchange Option Plan;

(x)	“Excluded Assets” means all of the outstanding shares and debt of NYCO Minerals Inc. and 627066 Alberta Ltd. and the Initial Unit and Fording’s rights and obligations in connection with its interests in a former mining operation located at Mount Washington;

(y)	“Existing Option Plans” means, collectively, the Corporation’s Directors’ Stock Option Plan and its Key Employee Stock Option Plan;

(z)	“FCL” means Fording Coal Limited, a corporation existing under the laws of Canada;

(aa)	“FCL Amalco” means the corporation resulting from the amalgamation of the Corporation and FCL which forms part of this Plan of Arrangement;

(bb)	“FCL Amalco Common Shares” means the common shares in the capital of FCL Amalco;

(cc)	“Fund” means the Fording Income Trust, a trust to be established under the laws of Alberta pursuant to a declaration of trust;

(dd)	“Fund Notes” means the demand non-interest bearing notes of the Fund, each with a principal amount of $34.00, issuable pursuant to the Plan of Arrangement, substantially in the form attached as Schedule “B”;

(ee)	“Initial Unit” means the Unit to be issued to FCL in consideration of the contribution of all of the issued and outstanding common shares of Subco upon the formation and settlement of the Fund;

(ff)	“Information Circular” has the meaning ascribed to it in the Arrangement Agreement;

(gg)	“Long-Term Holder” means a Shareholder who:

(i) owned, or was deemed by the Canadian Tax Act to own, shares of Canadian Pacific Limited (“CPL”) on January 1, 1972, had a cost in such shares on January 1, 1972 that was less than $13.88, continued to hold such shares until October 1, 2001, being the date on which the CP Transaction occurred, and continues to hold the Common Shares received in exchange for such shares of CPL through to the Effective Date; or

(ii)	is an individual (other than a trust) resident in Canada who owned shares of CPL on February 22, 1994, continued to hold such shares until October 1, 2001, being the date on which the CP Transaction occurred, and continues to hold the Common Shares received in exchange for such shares of CPL through to the Effective Date;

(hh)	“Maximum Cash Amount” means $795 million;

(ii)	“Maximum Unit Amount” means the number of Common Shares outstanding at the Effective Time less 23,382,352 (representing the total number of Common Shares which will be purchased for cash under the Arrangement) and less the number of Common Shares held by Small Non-Board Lot Holders and Dissenting Shareholders;

(jj)	“Meeting” means the special meeting of Securityholders to be held on December 20, 2002, including any adjournment(s) or postponement(s) thereof, to consider and to vote upon, among other things, the Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution;

(kk)	“New Fording” means the corporation resulting from the amalgamation of FCL Amalco and Subco which forms part of this Plan of Arrangement;

(ll)	“New Non-Voting Shares” means the New Non-Voting Shares in the capital of FCL Amalco having the rights, privileges, conditions and restrictions specified in Schedule “C”;

(mm)	“New Options” means options to purchase New Non-Voting Shares issued by FCL Amalco, pursuant to the Arrangement in exchange for Options;

(nn)	“New Voting Shares” means the New Voting Preference Shares in the capital of FCL Amalco having the rights, privileges, conditions and restrictions specified in Schedule “C”;

(oo)	“Note Indenture” means the trust indenture providing for issuance of the Subordinated Notes to be dated the Effective Date and made between New Fording and Computershare Trust Company of Canada as Trustee;

(pp)	“Options” means the outstanding options to purchase Common Shares issued pursuant to the Existing Option Plans;

(qq)	“Participating Shareholders” means at the Effective Time, holders of Common Shares other than Small Non-Board Lot Holders and Dissenting Shareholders;

(rr)	“Partnership” means Fording Coal Partnership, the general partnership formed under the laws of Alberta the initial partners of which will be FCL and Teck;

(ss)	“Partnership Promissory Note” means the demand non-interest bearing promissory note of the Partnership with a principal amount of $200 million substantially in the form attached as Schedule “J”;

(tt)	“Partnership Unit” means a Class A Partnership Unit, a Class B Partnership Unit or any other interest in the Partnership;

(uu)	“Plan of Arrangement” or “Plan” means this plan of arrangement and any amendment or variation made in accordance with the terms hereof;

(vv)	“Prairie Operations” means Fording’s thermal coal mine operations from two mines at Genessee and Whitewood, Alberta and royalties collected from third parties mining Fording’s mineral properties at locations in Alberta and Saskatchewan;

(ww)	“Proceeds Date” means the third trading day on the TSX following the Effective Date or such other date as the Trustees may select;

(xx)	“QCP” means Quintette Coal Partnership, a partnership existing under the laws of British Columbia, having as its partners, Teck and TBCI;

(yy)	“QCP Mobile Equipment” means all mobile equipment owned by QCP other than mobile equipment owned by QCP and leased to Teck as at December 4, 2002;

(zz)	“Securityholders” means, collectively, Shareholders and holders of Options;

(aaa)	“Shareholder Rights Plan” means the existing Fording shareholder rights plan;

(bbb)	“Shareholders” means the holders from time to time of Common Shares;

(ccc)	“Small Non-Board Lot Holder” means a registered holder of Common Shares holding 20 Common Shares or less as of the close of business in Calgary, Alberta on November 19, 2002 who continues to hold such Common Shares as a registered holder through to the Proceeds Date and who does not elect to receive Units pursuant to the Arrangement;

(ddd)	“Special Trust Units” means trust units of the Fund providing voting rights in the Fund to holders of Class B Partnership Units;

(eee)	“Subco” means 4123212 Canada Ltd., a corporation existing under the laws of Canada;

(fff)	“Subco Common Shares” means the common shares in the capital of Subco having substantially the rights, privileges, conditions and restrictions set forth in Schedule “D”;

(ggg)	“Subco Nominal Notes” means the demand, non-interest bearing notes of Subco, each with a principal amount of $0.01, issuable pursuant to the Arrangement substantially in the form attached as Schedule “E”;

(hhh)	“Subco Preferred Shares” means the preferred shares in the capital of Subco having substantially the rights, privileges, conditions and restrictions set forth in Schedule “F”, and each having a redemption amount determined in accordance with Section 5.1;

(iii)	“Subco Promissory Notes” means the demand non-interest bearing promissory notes of Subco each with a principal amount equal to the amount obtained by dividing $455 million by the number of Common Shares held by Participating Shareholders immediately prior to the Effective Time substantially in the form attached as Schedule “G”;

(jjj)	“Subordinated Notes” means the unsecured, subordinated notes of Subco to be issued by Subco pursuant to the Arrangement having substantially the terms summarized in the Information Circular and each having a principal amount determined in accordance with Section 5.1;

(kkk)	“TBCI” means Teck Bullmoose Coal Inc., a corporation existing under the laws of British Columbia;

(lll)	“Teck” means Teck Cominco Limited, a corporation existing under the laws of Canada;

(mmm)	“Teck Contributed Assets” means the businesses which Teck will contribute to the Fording Coal Partnership. These assets and liabilities include the Elkview Mine, all of Teck’s undeveloped Elk Valley coal properties, as well as all other North American coal properties owned by Teck. The Contributed Assets also include the obligation of Teck to convey its interest in the Bullmoose mine, once the shutdown of that mine has been completed and the property reclaimed, and the fixed assets at Quintette; but for certainty do not include Teck’s or TBCI’s interest in QCP the Quintette coal leases and licences and the balance of the QCP Mobile Equipment will be conveyed to the Fording Coal Partnership once that operation has been reclaimed;

(nnn)	“TSX” means the Toronto Stock Exchange;

(ooo)	“Unit” means a trust unit of the Fund;

(ppp)	“Unit Option” means the election available to Participating Shareholders pursuant to the Arrangement to ultimately receive a Unit for each Common Share in respect of which an election is made or deemed to be made under this Plan, subject to pro-ration, instead of a Fund Note for the exchanges described in paragraph 3.1(j) or 3.1(m) which election is given effect under this Plan by such Participating Shareholder receiving a Unit; and

(qqq)	“Westshore” means Westshore Terminals Income Fund.

1.2 Certain Rules of Interpretation

      In this Plan:

(a)	Currency — Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(b)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

(c)	Including — Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.

(d)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	Statutory References — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(f)	Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 Schedules

      The Schedules to this Plan, as listed below, are an integral part of this Plan:

Schedule	Description

Schedule “A”	Exchange Option Plan
Schedule “B”	Form of Fund Note
Schedule “C”	Rights, Privileges, Conditions and Restrictions attaching to the New Voting Shares and the New Non-Voting Shares
Schedule “D”	Rights, Privileges, Conditions and Restrictions attaching to the Subco Common Shares
Schedule “E”	Form of Subco Nominal Note
Schedule “F”	Rights, Privileges, Conditions and Restrictions attaching to the Subco Preferred Shares
Schedule “G”	Form of Subco Promissory Note
Schedule “H”	FCL Amalco Amalgamation Provisions
Schedule “I”	New Fording Amalgamation Provisions
Schedule “J”	Partnership Promissory Note

ARTICLE 2

PURPOSE AND EFFECT OF THE ARRANGEMENT

2.1	Arrangement — This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of, the Combination Agreement.

2.2	Effectiveness — Upon filing the Articles of Arrangement and the issuance of the Certificate of Arrangement, this Plan of Arrangement will become effective and will be binding without any further authorization, act or formality on the part of the Parties, the Court, the Director or the Securityholders, from and after the Effective Time. Other than as expressly provided in Article 3, no portion of this Plan of Arrangement shall take effect with respect to any Party or Person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1	At the Effective Time, except as otherwise noted, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)	The Shareholder Rights Plan will be terminated;

(b)	Each outstanding Common Share held by a Small Non-Board Lot Holder will be cancelled by Fording in consideration for the payment of an amount in cash equal to the Common Share Trading Price;

(c)	FCL will transfer beneficial ownership of all of its assets other than its Prairie Operations and the Excluded Assets into the Partnership as a capital contribution to the Partnership in exchange for the assumption of obligations, the Partnership Promissory Note and Class A Partnership Units;

(d)	Fording and FCL will amalgamate to form FCL Amalco on the terms set out in Schedule “H” as if such amalgamation had been approved and undertaken pursuant to and in accordance with Subsection 184(l) of the CBCA except to the extent modified by the Plan;

(e)	The New Non-Voting Shares and the New Voting Shares will be created as authorized classes of shares of FCL Amalco;

(f)	Each outstanding FCL Amalco Common Share held by Participating Shareholders will be exchanged for one New Voting Share and one New Non-Voting Share, all such FCL Amalco Common Shares so exchanged will be cancelled, and thereafter the FCL Amalco Common Shares will cease to be an authorized class of shares of FCL Amalco;

(g)	Contemporaneously with the transaction set forth in paragraph 3.1(f), each outstanding Option will be exchanged for a New Option and the exercise price under the New Option will be equal to the excess of (i) the exercise price of the outstanding Option over (ii) the excess of (A) the fair market value of an FCL Amalco Common Share immediately prior to the share exchange referred to in paragraph 3.1(f) over (B) the fair market value of a New Non-Voting Share immediately after the share exchange referred to in paragraph 3.1(f), and thereafter the outstanding Option will be cancelled;

(h)	Each New Voting Share held by a Participating Shareholder will be acquired by Subco in exchange for the issuance of one Subco Nominal Note;

(i)	Subject to section 3.2, each New Non-Voting Share and Subco Nominal Note held by a Participating Shareholder (other than a Long-Term Holder) who has elected the Cash Option in respect of the relevant Common Share will be acquired by the Fund in exchange for the issuance of one Fund Note;

(j)	Subject to section 3.2, each New Non-Voting Share and Subco Nominal Note held by a Participating Shareholder (other than a Long-Term Holder) who has elected the Unit Option in respect of the relevant Common Share will be acquired by the Fund in exchange for the issuance of one Unit;

(k)	Each New Non-Voting Share held by a Long-Term Holder will be acquired by Subco in exchange for the issuance of one Subco Promissory Note, one Subordinated Note and one Subco Preferred Share;

(l)	Subject to section 3.2, the Subco Nominal Notes, Subco Promissory Notes, Subordinated Notes and Subco Preferred Shares held by each Long-Term Holder who has elected the Cash Option in respect of the relevant Common Share will be acquired by the Fund in exchange for the issuance of one Fund Note for each New Non-Voting Share held by the Long-Term Holder immediately before the exchange referred to in paragraph 3.1(k);

(m)	Subject to section 3.2, the Subco Nominal Notes, Subco Promissory Notes, Subordinated Notes and Subco Preferred Shares held by each Long-Term Holder who has elected the Unit Option in respect of the relevant Common Share will be acquired by the Fund in exchange for the issuance of one Unit for each New Non-Voting Share held by the Long-Term Holder immediately before the exchange referred to in paragraph 3.1(k);

(n)	The Exchange Option Plan will become effective;

(o)	Each New Option will be exchanged for one Exchange Option and the exercise price under the Exchange Option will be:

(i)	the exercise price under the original Option for which the New Option was exchanged, or

(ii)	such other amount determined by the Trustees of the Fund as required to ensure that the “in-the-money” amount of the Exchange Option, immediately after the exchange, will be equal to the “in-the-money” amount of the corresponding original Option immediately before the exchange referred to in paragraph 3.1(f), and the New Option will be cancelled;

(p)	The Initial Unit will be redeemed by the Fund for an amount equal to its fair market value;

(q)	Each New Non-Voting Share held by the Fund will be acquired by Subco in exchange for the issuance of one Subordinated Note, one Subco Preferred Share and one Subco Promissory Note;

(r)	The Subco Nominal Notes held by the Fund will be repaid by Subco by the payment of cash equal to their principal amount;

(s)	An amount equal to $255 million will be repaid by Subco on the Subco Promissory Notes by a cash payment equal to that amount;

(t)	FCL Amalco will amalgamate with Subco to form New Fording on the terms set out in Schedule “I” as if such amalgamation had been approved and undertaken pursuant to and in accordance with Subsection 184(l) of the CBCA except to the extent modified by the Plan;

(u)	Teck will contribute to the Partnership $200 million of cash and will transfer into the Partnership beneficial ownership of the Teck Contributed Assets (but excluding QCP, QCP Mobile Equipment and Bullmoose assets) as a capital contribution to the Partnership in exchange for assumption of obligations and the issue of approximately 22,575,690 Class B Partnership Units;

(v)	QCP will contribute to the Partnership all of its fee simple lands and related tenures including the fixtures thereon (excluding its coal lease and licences and overlying surface tenures) in exchange for assumption of obligations and 147,000 Class B Partnership Units (for greater certainty, the consideration for the Class B Partnership Units will include QCP’s obligation to convey the balance of the QCP Mobile Equipment and its coal lease and licences and overlying tenures to the Partnership after completion of reclamation);

(w)	The Partnership will issue 3,000 Class B Partnership Units to TBCI, the consideration therefor being TBCI’s obligation, subject to receipt of joint venture consent, to transfer to the Partnership all coal properties comprising the Bullmoose Mine owned by TBCI after completion of reclamation at the Bullmoose Mine.

(x)	Each of Teck and Westshore will pay $170 million to the Fund to purchase 5 million Units from the Fund at a price of $34.00 per Unit;

(y)	New Fording will transfer beneficial ownership of its Prairie Operations into the Partnership in exchange for the issue of Class A Partnership Units;

(z)	The Partnership Promissory Note will be repaid by the Partnership by the payment of cash equal to its principal amount;

(aa)	The balance of the Subco Promissory Notes will be repaid by New Fording by the payment of cash equal to their principal amount;

(bb)	The Fund Notes will be repaid by the Fund by the payment of cash equal to their principal amount (and the Fund will hold such payment on behalf of the recipients until payment thereof in accordance with this Plan);

(cc)	The Existing Option Plans will be terminated and all rights and entitlements of participants under such plan will be terminated; and

(dd)	The Special Trust Units will be issued to Teck for nominal consideration.

3.2     Adjustments to Cash Option and Unit Option Elections

(a)	The Maximum Cash Amount will be paid, and a number of Units equal to the Maximum Unit Amount will be issued, in their entirety as the consideration under the Arrangement. If more than the Maximum Cash Amount is elected pursuant to the Cash Option it will be necessary to pro rate the Maximum Cash Amount among those holders who elected to receive cash and pay the balance of the Elected Cash Amount in Units. If a number of Units greater than the Maximum Unit Amount is elected pursuant to the Unit Option at an issue price of $34.00 per Unit it will be necessary to pro rate the Maximum Unit Amount among those holders who elect to receive Units and pay the balance of the Elected Unit Amount in cash in an amount equal to $34.00 per Common Share, subject to pro-ration as described below. The manner of pro-ration is set out in this Section.

(b)	Notwithstanding the election of the Cash Option by a Participating Shareholder, the number of Common Shares in respect of which the holder will be deemed to have elected the Cash Option will be:

(i)	subject to paragraph 3.2(c)(ii), if the product of the aggregate number of Common Shares in respect of which Participating Shareholders elect the Cash Option and $34.00 (the “Elected Cash Amount”) does not exceed the Maximum Cash Amount, the number of Common Shares in respect of which the holder elected the Cash Option;

(ii)	if the Elected Cash Amount exceeds the Maximum Cash Amount, that number of Common Shares determined by multiplying the total number of Common Shares in respect of which the holder elected the Cash Option by the quotient obtained by dividing the Maximum Cash Amount by the Elected Cash Amount, and such holder shall be deemed to have elected the Unit Option in respect of the balance of such holder’s Common Shares.

(c)	Notwithstanding the election or deemed election of the Unit Option by a Participating Shareholder, the number of Common Shares in respect of which the holder will be deemed to have elected the Unit Option will be:

(i)	subject to paragraph 3.2(b)(ii), if the Elected Cash Amount exceeds the Maximum Cash Amount, the number of Common Shares in respect of which the holder elected, or is deemed to have elected pursuant to paragraph 3.3(b), the Unit Option; and

(ii)	if the Elected Cash Amount does not exceed the Maximum Cash Amount, that number of Common Shares determined by multiplying the total number of Common Shares in respect of which the holder elected or is deemed to have elected pursuant to paragraph 3.3(b), the Unit Option by the quotient obtained by dividing the Maximum Unit Amount by the Elected Unit Amount, and such holder shall be deemed to have elected the Cash Option in respect of the balance of such holder’s Common Shares.

3.3	Manner of Making Elections

(a)	Each Participating Shareholder shall have the opportunity to elect either the Cash Option, the Unit Option or a combination thereof by depositing, or by causing its agent or other representative to deposit, with Computershare Trust Company of Canada prior to the Effective Date or such other date as is determined by the board of directors of the Corporation and publicly announced in advance thereof, a duly completed Election Form indicating such holder’s election together with the certificates representing such holder’s Common Shares.

(b)	Any holder who (i) does not deposit with Computershare Trust Company of Canada a duly completed Election Form prior to the Proceeds Date or (ii) otherwise fails to comply fully with the requirements of paragraph 3.3(a) and the Election Form in respect of such holder’s election of the Cash Option or Unit Option, shall be deemed to have elected the Unit Option in respect of its Common Shares.

(c)	Any deposit of an Election Form and accompanying certificates may be made at any of the offices of Computershare Trust Company of Canada specified in the Election Form.

ARTICLE 4

STATED CAPITAL ADDITIONS

4.1	The amounts added to the stated capital accounts maintained by FCL Amalco or Subco, as the case may be, in respect of the issuances of shares of the capital stock of those corporations under the Plan will be as follows:

(a)	in connection with the issuance of New Voting Shares pursuant to paragraph 3.1(f) of the Plan, the amount of $0.01 per share multiplied by the number of New Voting Shares so issued, shall be added to the stated capital account maintained by FCL Amalco in respect of the New Voting Shares (the “New Voting Capital Amount”);

(b)	in connection with the issuance of New Non-Voting Shares pursuant to paragraph 3.1(f) of the Plan, an amount equal the excess of the paid-up capital, under the Canadian Tax Act, of the FCL Amalco Common Shares immediately prior to such share exchange over the New Voting Capital Amount shall be added to the stated capital account maintained by FCL Amalco in respect of the New Non-Voting Shares; and

(c)	in connection with the issuance of Subco Preferred Shares pursuant to the Plan, an amount equal to the aggregate redemption amount of the Subco Preferred Shares so issued shall be added to the stated capital account maintained by Subco in respect of the Subco Preferred Shares.

4.2	The stated capital accounts of New Fording shall initially be as follows:

(a)	the aggregate stated capital of the class of common shares of New Fording shall initially be equal to the aggregate paid-up capital of the class of Subco Common Shares as determined for purposes of the Canadian Tax Act immediately prior to the amalgamation referred to in paragraph 3.1(t) of the Plan; and

(b)	the aggregate stated capital of the preferred shares of New Fording shall initially be equal to the aggregate paid-up capital of the class of Subco Preferred Shares as determined for purposes of the Canadian Tax Act immediately prior to the amalgamation referred to in paragraph 3.1(t) of the Plan.

ARTICLE 5

NOTE AND PREFERRED SHARE DETERMINATION

5.1	The aggregate principal amounts of the Subordinated Notes and the aggregate redemption amounts of the Subco Preferred Shares issued in connection with the Arrangement will, in each case, be such amount as is determined by the board of directors of New Fording except that the aggregate of (i) the aggregate principal amounts of the Subordinated Notes plus (ii) $255,000,000 shall not exceed nine times the aggregate redemption amounts of the Subco Preferred Shares, and the sum of the aggregate principal amounts of the Subordinated Notes and the aggregate redemption amounts of the Subco Preferred Shares shall reflect the fair market value of the consideration received by Subco for the issuance of the Subordinated Notes and the Subco Preferred Shares.

ARTICLE 6

DISSENTING SHAREHOLDERS

6.1	Pursuant to the Plan of Arrangement, Dissenting Shareholders who duly exercise their rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Common Shares shall have their Common Shares cancelled as of the Effective Time and prior to commencement of the transactions referenced to in Section 3.1 hereof in consideration of the fair value to be paid to them and will not be entitled to any other payment or consideration including any payment that would be payable under the Arrangement had such holders not exercised their rights of dissent; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Common Shares will be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder who elected the Unit Option.

6.2	Neither the Corporation, New Fording nor any other person shall be required to recognize a Dissenting Shareholder as a holder of Common Shares or New Fording Common Shares after the Effective Time, nor as having any interest in the Fund other than in the circumstances where New Fording elects to deliver moneys-worth of Units in satisfaction of its obligation to pay fair value to a Dissenting Shareholder. After the Effective Time, the names of Dissenting Shareholders shall be deleted from the register of holders of Common Shares maintained by the Corporation.

ARTICLE 7

OUTSTANDING CERTIFICATES

7.1	From and after the Effective Time until and including the Proceeds Date, share certificates representing Common Shares will represent the right to obtain the consideration issued pursuant to the Plan of Arrangement, consisting of $34.00 or one Unit per Common Share or a combination thereof (other than certificates in the name of a Dissenting Shareholder or a Small Non-Board Lot Holder) in accordance with the elections made by the holder, subject to pro-ration hereunder.

7.2	As soon as practicable after the Proceeds Date:

(a)	there shall be delivered to each Participating Shareholder, certificates representing the Units and a cheque for the cash amount to which such holder is entitled pursuant to this Plan of Arrangement; and

(b)	there shall be delivered to each Small Non-Board Lot Holder a cheque for the cash amount to which such holder is entitled pursuant to this Plan of Arrangement.

For greater certainty, Shareholders will not be required to send to the Depository the certificates representing their Common Shares in order to receive the Unit certificates and/or any cheque to which they are entitled to receive pursuant to this Arrangement.

7.3	All distributions made with respect to any Units allotted and issued pursuant to this Arrangement but for which a certificate has not been, or cannot be, delivered, shall be paid and delivered to the Depository to be held by the Depository in trust for the registered holder thereof. All monies received by the Depository in respect of such Units shall be invested by it in interest-bearing trust accounts upon such terms as the Depository may reasonably deem appropriate. The Depository shall pay and deliver to any such registered holder such distributions and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes, upon delivery of the certificate representing the Units issued to such holder in connection with the Arrangement.

7.4	The Participating Shareholders and Small Non-Board Lot Holders shall not be entitled to any interest, dividend, premium or other payment on or with respect to their former Common Shares other than the certificates representing the Units and/or the cheque that they are entitled to receive pursuant to this Plan of Arrangement.

7.5	After the Proceeds Date, the certificates formerly representing Common Shares will not represent any interest in the Fund, New Fording, Fording or otherwise and shall be deemed to be cancelled, null and void.

ARTICLE 8

AMENDMENTS

8.1	Fording reserves the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is:

      (a) filed with the Court and, if made following the Meeting, approved by the Court; and

      (b) communicated to Securityholders in the manner required by the Court (if so required).

8.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Fording at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Securityholders voting at the Meeting, in the manner required by the Interim Order, shall become part of this Plan of Arrangement for all purposes.

8.3	Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only:

      (a) if it is consented to by Fording; and

      (b) if required by the Court or applicable law, it is consented to by the Securityholders.

      [Remainder of Page Intentionally Left Blank]

SCHEDULE “A”

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

Effective December ●, 2002

ARTICLE 1

PURPOSE OF THE PLAN

1.1 Purpose

      The purpose of the Fording Income Trust Exchange Option Plan (the “Plan”) is to record and implement the exchange ultimately, as part of the Arrangement (as herein defined), of all outstanding options and any accompanying share appreciation rights (“Options”) to purchase Common Shares (as herein defined) issued under the Corporation’s Key Employee Stock Option Plan (the “KESOP”) and the Directors’ Stock Option Plan (the “DSOP”) for options to acquire Units in the Fund and accompanying unit appreciation rights (the “Exchange Options”) issued under this Plan. Exchange Options will have attached to them terms which are substantially similar for the Options for which they are exchanged, adjusted in accordance with the terms of the Arrangement.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1 Definitions

      For the purposes of this Plan, the following terms will have the following meanings:

(a)	“Arrangement” means the arrangement under Section 192 of the CBCA involving the Corporation, its securityholders, Fording Coal Limited, 4123212 Canada Ltd., Teck Cominco Limited, Westshore Terminals Income Fund and the Fund;

      (b) “Board” means the board of directors of the Corporation;

(c)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

(d)	“Cause” means:

(i)	the continued failure by the Optionholder to substantially perform his duties in connection with his employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or the Subsidiary, as the case may be, has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Corporation (including any Subsidiary) financially, reputationally or otherwise;

(iii)	the engaging by the Optionholder in any act resulting, or intended to result, whether directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation (including any Subsidiary);

(iv)	the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude in circumstances where such charge arises in connection with the business of the Corporation (including any Subsidiary); or

(v)	any other conduct that constitutes cause at common law;

(e)	“Combination Agreement” means the agreement dated December 4, 2002 among the Corporation, Teck Cominco Limited and Westshore Terminals Income Fund, setting out the terms and conditions upon which such parties will implement the Arrangement, and any amendment thereto;

(f)	“Common Shares” means common shares in the capital of the Corporation;

(g)	“Consultant” means a person engaged to provide ongoing management or consulting services to the Fund, the Corporation or any Subsidiary;

(h)	“Corporation” means Fording Inc., and any successor corporation thereto;

(i)	“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited, which options and share appreciation rights were replaced by, in part, Options and accompanying share appreciation rights issued under the KESOP pursuant to a plan of arrangement under section 192 of the CBCA completed in October 2001 that resulted in the Corporation becoming a publicly traded Corporation;

(j)	“Date of Termination” means, unless otherwise agreed to in writing by the Optionholder and the Corporation or, if applicable, a Subsidiary, the actual date of termination of employment of the Optionholder or termination of the Optionholder’s contract as a Consultant, excluding any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(k)	“DSOP” has the meaning ascribed to it in Section 1.1;

(l)	“Effective Time” has the meaning ascribed to it in the Plan of Arrangement;

(m)	“Eligible Person” means a holder of an Exchange Option who is:

(i)	an officer, employee, Non-Employee Director of the Corporation or Consultant of the Corporation or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation, Retirement Trust of any of the foregoing individuals; or

(ii)	a CP Optionholder;

(n)	“Exchange Option” has the meaning ascribed to it in Section 1.1 hereof;

(o)	“Exercise Price” means the price per Unit at which Optioned Units may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(p)	“Expiry Date” means the date on which an Exchange Option expires pursuant to the Exchange Option Agreement relating to that Exchange Option;

(q)	“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(r)	“Fund” means the Fording Income Trust;

(s)	“Insider” means:

(i)	an insider, as defined in the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Alberta), of any person who is an insider by virtue of (i) above;

(t)	“KESOP” has the meaning ascribed to it in Section 1.1 hereof;

(u)	“Non-Employee Director” means a person who, as of any applicable date, is a member of the Board and is not an officer or employee of the Corporation or any of its Subsidiaries;

(v)	“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule A to this Plan, from an Optionholder to the Fund giving notice of the exercise or partial exercise of an Exchange Option granted to the Optionholder;

(w)	“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule B to this Plan, between the Fund and an Eligible Person setting out the terms of an Exchange Option granted to the Eligible Person;

(x)	“Optioned Units” means the Units that may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(y)	“Optionholder” means an Eligible Person who acquires an Exchange Option;

(z)	“Original Grant Date” means the date on which an Original Option was granted being the date that the Board resolved to grant such option, unless the Board resolved to ratify options to acquire Common Shares granted on an earlier date or to delay the grant of options to acquire Common Shares to a later date, in which case the Original Grant Date will be such earlier or later date;

(aa)	“Original Option” means an Option described in Section 1.1 (including for greater certainty, any related Share Appreciation Right) which, as an intermediate step in the exchange described in Section 4.1, is exchanged for an option to purchase a New Non-Voting Share (and, for greater certainty, any related share appreciation right) of FCL Amalco (as those terms are defined in the Plan of Arrangement);

(bb)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(cc)	“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person (who is a natural person) and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(dd)	“Plan” has the meaning ascribed to it in Section 1.1;

(ee)	“Plan of Arrangement” means the plan of arrangement appearing as Schedule A to the Combination Agreement which describes the steps comprising the Arrangement;

(ff)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person (who is a natural person);

(gg)	“Share Appreciation Rights” are the rights granted to the CP Optionholders in connection with the options granted under the key employee stock option plan of Canadian Pacific Limited, which options and rights were replaced by options and share appreciation rights under the KESOP;

(hh)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Alberta);

(ii)	“Trustees” means the trustees of the Fund from time to time;

(jj)	“Unit Appreciation Rights” means the Unit appreciation rights issued under the Plan forming part of the Exchange Options issued to CP Optionholders pursuant to the Plan of Arrangement;

(kk)	“Unit Compensation Arrangement” means any unit option plan, employee unit purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Units from treasury to one or more Eligible Persons; and

(ll)	“Units” means trust units of the Fund.

2.2     Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

2.3 Effectiveness

      This Plan will become effective at the Effective Time in the manner specified by the Plan of Arrangement.

ARTICLE 3

GENERAL PROVISIONS OF THE PLAN

3.1 Administration

The Plan will be administered by the Trustees and the Trustees will interpret the Plan and determine all questions arising out of the Plan and any Exchange Option issued pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation, the Fund, Eligible Persons, Optionholders and all other affected Persons.

3.2 Units Reserved

(a)	The maximum number of Units that may be reserved for issuance under the Plan is 776,034, which will be equal to the number of Original Options outstanding immediately prior to the Effective Time. The maximum number of Units will be reduced as Exchange Options are exercised and the Units so reserved are issued.

(b)	The maximum number of Units that may be reserved for issuance to any one Eligible Person under the Plan is 5% of the number of Units outstanding at the time of reservation.

3.3 Limits with respect to Insiders

(a)	The maximum number of Units that may be reserved for issuance to Insiders on the exercise of Exchange Options issued under the Plan and under or pursuant to any other Unit Compensation Arrangement of the Fund is 10% of the number of Units outstanding.

(b)	The maximum number of Units that may be issued to Insiders under the Plan and any other Unit Compensation Arrangement of the Fund within a one-year period is 10% of the number of Units outstanding.

(c)	The maximum number of Units that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Alberta)), under the Plan and any other Unit Compensation Arrangement of the Fund within a one-year period is 5% of the number of Units outstanding.

(d)	For the purposes of (a), (b) and (c) above, any entitlement to acquire Units issued pursuant to the Plan or any other Unit Compensation Arrangement of the Fund prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Units outstanding is to be determined on the basis of the number of Units outstanding at the time of the reservation or issuance, as the case may be, excluding Units issued under the Plan or under any other Unit Compensation Arrangement of the Fund over the preceding one-year period.

3.4 Non-Exclusivity

Nothing in this Plan will prevent the Trustees from adopting other or additional Unit Compensation Arrangements, subject to obtaining any required regulatory or shareholder approvals.

3.5 Amendment or Termination of Plan and Exchange Options

(a)	The Trustees may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)	be made without obtaining any required regulatory or securityholder approvals; or

(ii)	prejudice the rights of any Optionholder under any Exchange Option previously granted hereunder to the Optionholder, without the consent or deemed consent of the Optionholder.

(b)	The Trustees may amend the terms of any outstanding Exchange Option (including, without limitation, to cancel any Exchange Option(s) previously issued), provided that:

(i)	any required regulatory and securityholder approvals are obtained;

(ii)	the Trustees would have had the authority to initially grant the Exchange Option under terms as so amended; and

(iii)	the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Exchange Option.

3.6 Compliance with Laws and Stock Exchange Rules

      The Plan, the issuance of Exchange Options and the exercise of Exchange Options under the Plan and the Fund’s obligation to issue Units on exercise of Exchange Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Units are listed for trading. Unless otherwise agreed to by the Fund in writing, no Exchange Option will be issued and no Optioned Units will be issued on the exercise of Exchange Options under the Plan where such issue would require registration of the Plan or such Optioned Units under the securities laws of any foreign jurisdiction. Optioned Units issued to Optionholders pursuant to the exercise of Exchange Options may be subject to limitations on sale or resale under applicable securities laws.

3.7 Participation in the Plan

      The participation of any Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Units. The Fund does not assume responsibility for the income or other tax consequences for Eligible Persons and they are advised to consult with their own tax advisors.

3.8 CP Optionholders

      Each Exchange Option, including any accompanying Unit Appreciation Right, issued to a CP Optionholder pursuant to the Plan of Arrangement will be subject to the provisions of this Plan, with the necessary changes, provided that none of the provisions of this Plan will operate so as to adversely affect the rights of the CP Optionholders as set forth in the key employee stock option plan of Canadian Pacific Limited.

ARTICLE 4

EXCHANGE OF OPTIONS

4.1 Exchange of Options

(a)	Pursuant to the Plan of Arrangement, at the Effective Time, each Original Option will ultimately be exchanged for an Exchange Option, and thereafter the Original Options will be cancelled.

(b)	The Exercise Price of each Exchange Option issued pursuant to the Plan of Arrangement will be determined pursuant to the Plan of Arrangement.

(c)	The Expiry Date of an Exchange Option will be ten years after the Original Grant Date of the Original Option, subject to:

(i)	any determination by the Trustees at the time of the Original Grant Date that a particular Original Option would have a shorter term; and

(ii)	the provisions of section 4.3 relating to early expiry.

(d)	In the event of any conflict between the Plan and the Combination Agreement, the terms of the Combination Agreement will prevail.

(e)	After the Effective Time, no further grants of Exchange Options will be made under this Plan.

4.2 Option Agreement

      As soon as practicable following the Effective Time, the Fund shall deliver to the Optionholder an Option Agreement, containing the terms of the Exchange Option and executed by the Fund. Upon return to the Fund of the Option Agreement, executed by the Optionholder, the Optionholder will be a participant in the Plan and have the right to purchase the Units on the terms set out in the Option Agreement and in the Plan.

4.3 Early Expiry

      An Exchange Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)	if an Optionholder resigns from his employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) 60 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Exchange Option will expire;

(b)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) 60 days after the Date of Termination and (ii) the Expiry Date, after which period the Exchange Option will expire;

(c)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his employment or terminates his contract as a Consultant after being requested to do so by the Corporation or Subsidiary as an alternative to being terminated for Cause, then the Exchange Option will expire on the Date of Termination;

(d)	if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) six months after the date of frustration and (ii) the Expiry Date, after which period the Exchange Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Exchange Option may be exercised prior to the Expiry Date;

(f)	if an Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time (other than a Non-Employee Director as described in (g)), then the Exchange Option may be exercised prior to the Expiry Date;

(g)	subject to paragraph (h) below, if an Optionholder who is a Non-Employee Director ceases to be a member of the Board (whether as a result of the resignation of the Non-Employee Director from the Board or the Non-Employee Director not standing for re-election or not being re-elected as a member of the Board by the shareholders of the Corporation at a meeting, or for any other reason other than as a result of death), then the Non-Employee Director must exercise his Exchange Option during the period ending on the earlier of (i) 36 months after the date of cessation and (ii) the Expiry Date, after which the Exchange Option will expire;

(h)	if an Optionholder who is a Non-Employee Director ceases to be a member of the Board in the circumstances described in (g) above, but immediately thereafter becomes a Trustee of the Fund, then the Exchange Option held by such Optionholder must be exercised on the earlier of (i) 36 months after the date the Optionholder ceases to be a Trustee of the Fund, and (ii) the Expiry Date, after which the Exchange Option will expire;

(i)	if an Optionholder dies, then any exercise must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance and any such exercise must be effected during the period ending on the earlier of (i) 12 months after the death of the Optionholder and (ii) the Expiry Date, after which period the Exchange Option will expire;

subject to the right of the Trustees to, after the Original Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders. Notwithstanding the foregoing, the early expiry provisions set out in this Section 4.3 shall not apply to the CP Optionholders whose Exchange Options and Unit Appreciation Rights shall continue to be governed by the terms of the resolution of the board of directors of Canadian Pacific Limited dated July 30, 2001, providing for the extension of the CP Optionholders’ exercise period until the end of the original grant period, notwithstanding any earlier termination of employment.

4.4	Limited Assignment

(a)	Unit Appreciation Rights may not be assigned separately from the related right to acquire Units.

(b)	Exchange Options, including any accompanying Unit Appreciation Rights, may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance on death of the Optionholder.

(c)	If a Personal Holding Corporation to which an Exchange Option, including any accompanying Unit Appreciation Right, has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of grant or assignment, then the Exchange Option, including any accompanying Unit Appreciation Right, cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by section 4.4(a).

4.5	No Rights as Unitholder or to Remain an Eligible Person; Status of Consultants

(a)	An Optionholder will only have rights as a unitholder of the Fund with respect to those of the Optioned Units that the Optionholder has acquired through exercise of an Exchange Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee, Consultant, director or trustee of the Fund, the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Fund, the Corporation or any Subsidiary.

4.6	Adjustments

      Adjustments will be made to (i) the Exercise Price of an Exchange Option, and (ii) the number of Optioned Units delivered to an Optionholder upon exercise of an Exchange Option in the following events and manner, subject to any required regulatory approvals and the right of the Trustees to make such other or additional adjustments, or to make no adjustments at all, as the Trustees considers to be appropriate in the circumstances:

(a)	upon (i) a subdivision of the Units into a greater number of Units, (ii) a consolidation of the Units into a lesser number of Units, or (iii) the distribution of Units to the holders of Units (excluding a Unit distribution made in lieu of a cash distribution in the ordinary course and in accordance with the Fund’s distribution policy, and excluding a distribution of Units under another Unit Compensation Arrangement), the Exercise Price will be adjusted accordingly and the Trustee will deliver upon exercise of an Exchange Option, in addition to or in lieu of the number of Optioned Units in respect of which the right to purchase is being exercised, such greater or lesser number of Units as result from the subdivision, consolidation or Unit distribution;

(b)	upon (i) a capital reorganization, reclassification or change of the Units, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Fund with another Person or (iii) a sale, lease or exchange of all or substantially all of the property of the Fund, the Exercise Price will be adjusted accordingly and the Fund will deliver upon exercise of an Exchange Option, in lieu of the Optioned Units in respect of which the right to purchase is being exercised, the kind and amount of units or other securities or property as results from such event;

(c)	upon the distribution by the Fund to holders of the Units of (i) units of any class (whether of the Fund or another fund) other than Units, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash distribution paid in the ordinary course and in accordance with the Fund’s distribution policy), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Units to be delivered upon exercise of an Exchange Option;

(d)	adjustments to the Exercise Price of an Exchange Option will be rounded up to the nearest one cent and adjustments to the number of Optioned Units delivered to an Optionholder upon exercise of an Exchange Option will be rounded down to the nearest whole Unit; and

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative.

      In the event that any adjustment is made to the Exercise Price of an Exchange Option or the number of Optioned Units issuable on exercise of an Exchange Option, similar changes will be made to the exercise price of a Unit Appreciation Right so as to preserve its value.

ARTICLE 5

EXERCISE OF OPTIONS

5.1	Manner of Exercise

      An Optionholder who wishes to exercise an Exchange Option may do so by delivering, on or before the Expiry Date of the Exchange Option:

(a)	a completed Notice of Exercise; and

(b)	subject to section 5.3, a certified cheque, money order or bank draft payable to the Fund for the aggregate Exercise Price of the Optioned Units being acquired (and any tax payable in accordance with Section 5.4).

      If the Optionholder is deceased or mentally disabled, the Exchange Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance and who, in addition to delivering the Notice of Exercise and (if applicable) certified cheque, money order or bank draft described above and must also deliver evidence of their status.

5.2	Delivery of Unit Certificate

      Not later than five business days after receipt pursuant to section 5.1 of the Notice of Exercise and payment in full for the Optioned Units being acquired, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder, (or, if deceased, his legal representative or beneficiary) for the number of Optioned Units purchased by the Optionholder or the intermediary (or his legal representative or beneficiary), which will be issued as fully paid and non-assessable Units.

5.3	Cashless Exercise

      To the extent permitted by applicable laws as determined in the sole discretion of the Trustees, an Optionholder may elect to effect a “cashless” exercise of its Exchange Options. In such case, the Optionholder will not be required to deliver to the Fund the certified cheque, money order or bank draft referred to in section 5.1.

Instead, the Optionholder will complete a Cashless Exercise Instruction Form in the form attached as Schedule C to the Plan, pursuant to which:

(a)	the Optionholder will instruct a broker selected by the Optionholder to sell through the Toronto Stock Exchange the Optioned Units issuable on exercise of an Exchange Option, as soon as possible and at the then applicable bid price for the Units of the Fund;

(b)	on the settlement date for the trade, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Optioned Units issued on exercise of the Exchange Option, against payment by the broker to the Fund of the Exercise Price for such Optioned Units; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission (and any tax payable in accordance with Section 5.4).

5.4	Withholding

      If the Fund determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Exchange Option, including any accompanying Unit Appreciation Right, the exercise of the Exchange Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Trustees. The Fund may require an Optionholder to pay to the Fund, in addition to the Exercise Price for the Optioned Units, any amount that the Fund or the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Exchange Option. Any such additional payment is due no later than the date on which any amount with respect to the Exchange Option exercised is required to be remitted by the Fund or the Corporation.

5.5	Indemnification

      Every Trustee will at all times be indemnified and saved harmless by the Fund and from its assets from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Trustee may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Trustee, otherwise than by the Fund, for or in respect of any act done or omitted by the Trustee in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action suit or proceeding or in satisfaction of any judgement rendered therein.

5.6	Effect on Trustees

      The Trustees have established this Plan solely in their capacity as Trustees on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustees or any of the Unitholders of the Fund or any annuitant under a plan of which a Unitholder is a trustee or carrier (“annuitant”). Any recourse against the Fund, the Trustees or any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Plan relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of the Fund’s assets, without recourse to the personal assets of any of the foregoing persons.

SCHEDULE A — NOTICE OF EXERCISE

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

TO:	Solium Capital Inc.	FROM:
	Geri Langley	Title:
	710, 805 8(th) Avenue SW Calgary, AB. T2P 1H7	Work Address:
Phone:	(403) 515-3909	Phone:
Fax:	(403) 515-3919	Fax:

I hereby elect to exercise         Exchange Options of Fording Income Trust (the “Fund”) granted to me under the provisions of the Exchange Option Plan (the “Plan”) dated                     . The grant ID was and the Exercise Price of these Exchange Options was set as $           per Optioned Unit.

I have enclosed a certified cheque, bank draft or money order in the amount of $           (number of options being exercised x Exercise Price) representing the cost to purchase         Units of the Fund and any tax payable in accordance with Section 5.4 of the Plan.

I request that the certificate be registered and delivered as follows:

Name:

Address:

City/Province:

Postal Code:

I hereby elect to exercise            Unit Appreciation Rights (UARs) of the Fund granted to me under the provisions of the Exchange Option Plan dated                     . The grant ID was            and the price of these UARs are set at $           per unit.

Current Revenue Canada/ Quebec administrative practice provides that 50% of the appreciation realized by the UAR exercise is exempt from income tax. The remaining 50% of the appreciation will be taxed at the top marginal rate.

Signed	(Address I would like my cheque mailed to)
Dated:	(City/Province/Postal Code)

To be completed by Solium Capital Inc. and faxed to the Fund:

Solium Capital Inc. confirms that            is eligible to exercise the entitlement indicated herein.

Solium Capital Inc.	------------ Date

SCHEDULE B — FORM OF OPTION AGREEMENT

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

OPTION AGREEMENT

      This Option Agreement is entered into between Fording Income Trust (the “Fund”) and the optionholder named below (the “Optionholder”) is a participant in the Fording Income Trust Exchange Option Plan (the “Plan”), a copy of which is attached hereto. The Optionholder hereby confirms that:

1.     on 200● (the “Grant Date”);

2.     the Optionholder;

3.	was granted an option (the “Exchange Option”) to purchase ● Units (the “Optioned Units”) of the Fund to indirectly replace and exchange for the Optionholder’s Original Options (as defined in the Plan);

4.	at a price (the “Exercise Price”) of $ ● per Optioned Unit; and

5.	for a term expiring at 5:00 p.m., ● time, on ● (the “Expiry Date”);

on the terms and subject to the conditions set out in the Plan.

      By signing this agreement, the Optionholder acknowledges that he has read and understands the terms of the Plan and accepts the Exchange Option in exchange for his Original Options in accordance with the terms of the Plan.

      IN WITNESS WHEREOF the Fund and the Optionholder have executed this Option Agreement as of ●, 200●.

FORDING INCOME TRUST

By:	_____________________________________ [Trustee]

_______________________________________ Name of Optionholder

_______________________________________ Signature of Optionholder

SCHEDULE C — CASHLESS EXERCISE INSTRUCTION FORM

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

TO:	Brokerage Firm:	FROM:

	Broker Name:	(title)

	Fax:	(work address)

Phone:

A/C Number:

FAX A COPY TO:
Client Services
Solium Capital Inc.
710, 805 — 8th Avenue SW
Calgary, AB
T2P 1H7
Fax: (403) 515-3919

I hereby authorize                      to sell                      Units of the Fund at a price of $          . Concurrent with the sale of Units, I hereby elect to exercise Grant number                      made to me under the provisions of the Exchange Option Plan as of                      at an Exercise Price of $           per Optioned Unit.

Upon the sale of                      Units of the Fund, I direct                      to deliver payment to the Fund. The aggregate amount that will be paid to the Fund will be $           (number of Optioned Units to be exercised                      2/3 Exercise Price                     ).

Upon receipt by the Fund of $                    , I hereby direct that a certificate for the Optioned Units referred to above be issued in the name of                      for the account of                      and delivered to                     .

Upon receipt of the units, I direct                      to forward the net proceeds of the sale to me; less consideration paid to the Fund for the Optioned Units exercised under my Option Agreement, less brokerage commission fees as follows:

☐ Mail to my address	☐ Pick up from Broker
☐ Deposit to my bank account:	-------------------------------------------------------- Bank ID # Transit # A/C #
Bank Address:

Signed:	Home Address:

Date:

To be completed by Solium Capital Inc. and faxed to Broker:

Solium Capital Inc. hereby confirms that                      is eligible to exercise the Exchange Option referred to herein:

Solium Capital Inc.	------------ Date

To be completed by the Broker and faxed to Fording Income Trust within 3 days of transaction:

This hereby confirms that the options referred to above were sold at a price of $           per Unit.

Broker’s Signature	------------ Date

SCHEDULE “B”

FORDING INCOME TRUST NOTE

$34.00 (Cdn.)

1.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount of $34.00 (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

2.	The Principal Amount is repayable, at the election of the Lender, on demand.

3.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

4.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

5.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

6.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

DATED ●

The Trustees of the FORDING INCOME TRUST on behalf of such Trust by their duly authorized signatory

By:

Name: ●
Title:     ●

SCHEDULE “C”

      The terms and conditions of the New Voting Preference Shares and New Non-Voting Shares of FCL Amalco shall be has follows:

1.	NEW NON-VOTING SHARES

      The rights, privileges, restrictions and conditions attaching to the New Non-Voting Shares are as follows:

(a)	Payment of Dividends: The holders of the New Non-Voting Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the New Non-Voting Shares, the board of directors may in its sole discretion declare dividends on the New Non-Voting Shares to the exclusion of any other class of shares of the Corporation.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the New Non-Voting Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the New Non-Voting Shares, be entitled to participate rateably in any distributions of the assets of the Corporation.

(c)	Voting Rights: Except as otherwise provided in the Canada Business Corporations Act, the holders of the New Non-Voting Shares shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

2.	NEW VOTING PREFERENCE SHARES

      The rights, privileges, restrictions and conditions attaching to the New Voting Preference Shares are as follows:

(a)	Definitions: With respect to the New Voting Preference Shares, the following terms shall have the meanings ascribed to them below:

(i)	“Act” means the Canada Business Corporations Act;

(ii)	“Redemption Amount” in respect of each New Voting Preference Share means the amount of $0.01; and

(iii)	“Redemption Price” in respect of each New Voting Preference Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding up or the date of redemption, as the case may be.

(b)	Payment of Dividends: The holders of the New Voting Preference Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the New Voting Preference Shares, the board of directors may in its sole discretion declare dividends on the New Voting Preference Shares to the exclusion of any other class of shares of the Corporation.

(c)	Voting Rights: Each holder of New Voting Preference Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than New Voting Preference Shares) or a specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the New Voting Preference Shares, each holder of New Voting Preference Shares shall be entitled to one vote in respect of each New Voting Preference Share held by such holder.

(d)	Liquidation, Dissolution or Winding-up: In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the New Voting Preference Shares shall be entitled to receive before any distribution of any part of the assets of the Corporation among the holders of the New Non-Voting Shares or any other class of shares of the Corporation ranking junior to the New Voting Preference Shares, an amount equal to the Redemption Price of the New Voting Preference Shares. After payment to the holders of the New Voting Preference Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

(e)	Redemption at the Option of the Corporation:

(i)	Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the New Voting Preference Shares registered in the name of any holder of any such New Voting Preference Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(A)	that the Corporation desires to redeem all or any part of the New Voting Preference Shares registered in the name of such holder;

(B)	if part only of the New Voting Preference Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(C)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such New Voting Preference Shares. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any such New Voting Preference Shares may agree; and

(D)	the place of redemption.

(ii)	The Corporation shall, on the Redemption Date, redeem such New Voting Preference Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate(s) for the New Voting Preference Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such New Voting Preference Shares shall thereupon be cancelled and the New Voting Preference Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque payable in the amount of the aggregate Redemption Price for the New Voting Preference Shares to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of New Voting Preference Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the New Voting Preference Shares so called for redemption, whichever is later in which case the rights of the holder of the New Voting Preference Shares shall remain unaffected until payment in full of the Redemption Price.

(f)	Redemption at the Option of the Holder:

(i)	Subject to the Act, a holder of any New Voting Preference Shares shall be entitled to require the Corporation to redeem at any time or times any New Voting Preference Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the New Voting Preference Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) specifying:

(A)	that the holder desires to have the New Voting Preference Share represented by such certificate redeemed by the Corporation;

(B)	if part only of the New Voting Preference Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(C)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such New Voting Preference Shares. The Redemption Demand shall specify a Redemption Date which shall not be a date earlier than the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

(ii)	The Corporation shall, on such Redemption Date redeem all New Voting Preference Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate(s) for the New Voting Preference Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such New Voting Preference Shares shall thereupon be cancelled and the New Voting Preference Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque in the amount of the aggregate Redemption Price for the New Voting Preference Shares to be redeemed. From and after the Redemption Date, such New Voting Preference Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of New Voting Preference Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the New Voting Preference Shares shall remain unaffected until payment in full of the Redemption Price.

SCHEDULE “D”

4123212 CANADA LTD.

COMMON SHARES

      The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation including, for greater certainty, the Preferred Shares provided that the board of directors may not declare dividends on the Common Shares if the Corporation is, or after the payment of the dividend would be, unable to pay the holders of the Preferred Shares the Redemption Price for each Preferred Share held by them.

(b)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distributions of the assets of the Corporation.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of the Corporation.

SCHEDULE “E”

4123212 CANADA LTD.

NOMINAL NOTE

$0.01 (Cdn.)

2.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount of $0.01 (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

3. The Principal Amount is repayable, at the election of the Lender, on demand.

4.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

5.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

6.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

7.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

DATED ●

4123212 CANADA LTD.

By:

Name: ●
Title: ●

SCHEDULE “F”

4123212 CANADA LTD.

PREFERRED SHARES

1.     Definitions

      With respect to the Preferred Shares, the following terms shall have the meanings ascribed to them below:

(a)	“Act” means the Canada Business Corporations Act.

(b)	“Plan of Arrangement” means the plan of arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd., the Fording Income Trust, Teck Cominco Limited and Westshore Terminals Income Fund.

(c)	“Redemption Amount” in respect of each Preferred Share means the amount determined in accordance with Section 5.1 of the Plan of Arrangement.

(d)	“Redemption Price” in respect of each Preferred Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding-up or the date of redemption, as the case may be.

2.     Dividends

      The holders of the Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the moneys of the Corporation properly applicable to the payment of dividends, non-preferential dividends. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Preferred Shares, the board of directors may in its sole discretion declare dividends on the Preferred Shares to the exclusion of any other class of shares of the Corporation.

3.     No Voting Rights

      Except as otherwise provided in the Act, the holders of the Preferred Shares shall not be entitled to receive notice of, or to attend or to vote at any meeting of the shareholders of the Corporation.

4.     Liquidation, Dissolution or Winding-up

      In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive in respect of each such share held, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares and any other class of shares of the Corporation ranking junior to the Preferred Shares, an amount equal to the Redemption Price of the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

5.     Redemption at the Option of the Corporation

(a)	Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Preferred Shares registered in the name of any holder of any such Preferred Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(i)	that the Corporation desires to redeem all or any part of the Preferred Shares registered in the name of such holder;

(ii)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(iii)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such Preferred Shares. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any such Preferred Shares may agree; and

(iv)	the place of redemption.

(b)	The Corporation shall, on the Redemption Date, redeem such Preferred Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque payable in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption, whichever is later in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

6.     Redemption at the Option of the Holder

(a)	Subject to the Act, a holder of any Preferred Shares shall be entitled to require the Corporation to redeem at any time or times any Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) specifying:

(i)	that the holder desires to have the Preferred Share represented by such certificate redeemed by the Corporation;

(ii)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(iii)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such Preferred Shares. The Redemption Demand shall specify a Redemption Date which shall not be a date earlier than the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

(b)	The Corporation shall, on such Redemption Date redeem all Preferred Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate(s) for the Preferred Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, such Preferred Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

SCHEDULE “G”

4123212 CANADA LTD.

PROMISSORY NOTE

1.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount obtained by dividing $455,000,000 by the number of Common Shares held by Participating Shareholders immediately prior to the Effective Time (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

2.	The Principal Amount is repayable, at the election of the Lender, on demand.

3.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

4.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

5.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

6.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

7.	All capitalized terms used herein will have the meaning ascribed to them in the Plan of Arrangement.

DATED ●

4123212 CANADA LTD.

By:

Name: ●
Title: ●

SCHEDULE “H”

FCL AMALCO AMALGAMATION PROVISIONS

1.	Name of amalgamated corporation

FORDING INC.

2.	The place in Canada where the registered office is to be situated

Suite 1000, 205, Ninth Avenue S.E.

City of Calgary, in the Province of Alberta, T2G 0R4

3.	The classes and any maximum number of shares that the corporation is authorized to issue

The authorized capital of the amalgamated corporation is the same as the authorized capital of Fording Inc. prior to the amalgamation contemplated hereby and is comprised of an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares.

4.	Restrictions, if any, on share transfers

None.

5.	Number (or minimum and maximum number of directors)

A minimum of 5 and a maximum of 20.

6.	Restrictions, if any, on business the corporation may carry on

There are no restrictions.

7.	Other provisions, if any

The actual number of directors within the maximum and minimum set out in paragraph 5 may be determined from time to time by resolution of the directors. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

8.	The amalgamation has been effected as if approved and undertaken pursuant to and in accordance with Subsection 184(1) of the Act except to the extent modified by the Plan of Arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd., the Fording Income Fund, Teck Cominco Limited and Westshore Terminals Income Fund.

9.	Name of the amalgamating corporations

Fording Inc. and Fording Coal Limited

SCHEDULE “I”

NEW FORDING AMALGAMATION PROVISIONS

1.	Name of amalgamated corporation

FORDING INC.

2.	The place in Canada where the registered office is to be situated

Suite 1000, 205, Ninth Avenue S.E.

City of Calgary, in the Province of Alberta, T2G 0R4

3.	The classes and any maximum number of shares that the amalgamated corporation is authorized to issue are the same as the authorized capital of 4123212 Canada Ltd. prior to the amalgamation contemplated hereby and is comprised of an unlimited number of Common Shares and an unlimited number of Preferred Shares, the rights, privileges, conditions and restrictions of which are described in Appendix 1 to this form.

4.	Restrictions, if any, on share transfers

None.

5.	Number (or minimum and maximum number of directors)

A minimum of 5 and a maximum of 20.

6.	Restrictions, if any, on business the corporation may carry on

There are no restrictions.

7.	Other provisions, if any

The actual number of directors within the maximum and minimum set out in paragraph 5 may be determined from time to time by resolution of the directors. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

8.	The amalgamation has been effected as if approved and undertaken pursuant to and in accordance with Subsection 184(1) of the Act except to the extent modified by the Plan of Arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd., the Fording Income Fund, Teck Cominco Limited and Westshore Terminals Income Fund.

9.	Name of the amalgamating corporations

4123212 Canada Ltd. and Fording Inc.

APPENDIX 1 TO SCHEDULE “I”

      The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares.

COMMON SHARES

      The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation including, for greater certainty, the Preferred Shares, provided that the board of directors may not declare dividends on the Common Shares if the Corporation is, or after the payment of the dividend would be, unable to pay the holders of the Preferred Shares the Redemption Price for each Preferred Share held by them.

(b)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distributions of the assets of the Corporation.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of the Corporation.

PREFERRED SHARES

      The rights, privileges, conditions and restrictions attaching to the Preferred Shares are as follows:

1.     Definitions

      With respect to the Preferred Shares, the following terms shall have the meanings ascribed to them below:

(a)	“Act” means the Canada Business Corporations Act.

(b)	“Plan of Arrangement” means the plan of arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd., the Fording Income Trust, Teck Cominco Limited and Westshore Terminals Income Fund.

(c)	“Redemption Amount” in respect of each Preferred Share means the amount determined in accordance with Section 5.1 of the Plan of Arrangement.

(d)	“Redemption Price” in respect of each Preferred Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding-up or the date of redemption, as the case may be.

2.     Dividends

      The holders of the Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the moneys of the Corporation properly applicable to the payment of dividends, non-preferential dividends. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Preferred Shares, the board of directors may in its sole discretion declare dividends on the Preferred Shares to the exclusion of any other class of shares of the Corporation.

3.     No Voting Rights

      Except as otherwise provided in the Act, the holders of the Preferred Shares shall not be entitled to receive notice of, or to attend or to vote at any meeting of the shareholders of the Corporation.

4.     Liquidation, Dissolution or Winding-up

      In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive in respect of each such share held, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares and any other class of shares of the Corporation ranking junior to the Preferred Shares, an amount equal to the Redemption Price of the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

5.     Redemption at the Option of the Corporation

(a)	Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Preferred Shares registered in the name of any holder of any such Preferred Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(i)	that the Corporation desires to redeem all or any part of the Preferred Shares registered in the name of such holder;

(ii)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(iii)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such Preferred Shares. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any such Preferred Shares may agree; and

(iv)	the place of redemption.

(b)	The Corporation shall, on the Redemption Date, redeem such Preferred Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque payable in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption, whichever is later in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

6.     Redemption at the Option of the Holder

      Subject to the Act, a holder of any Preferred Shares shall be entitled to require the Corporation to redeem at any time or times any Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) specifying:

(a)	that the holder desires to have the Preferred Share represented by such certificate redeemed by the Corporation;

(b)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(c)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such Preferred Shares. The Redemption Demand shall specify a Redemption Date which shall not be a date earlier than the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

      The Corporation shall, on such Redemption Date redeem all Preferred Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate(s) for the Preferred Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, such Preferred Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

SCHEDULE “J”

FORDING COAL PARTNERSHIP

PROMISSORY NOTE

$200,000,000.00 (Cdn.)

1.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount of $200,000,000.00 (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

2.	The Principal Amount is repayable, at the election of the Lender, on demand.

3.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

4.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

5.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

6.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

DATED ●

FORDING COAL PARTNERSHIP, by its partners

By:

Name: ●
Title: ●

By:

Name: ●
Title: ●

APPENDIX C

RBC Dominion Securities Inc. Suite 1100, Bankers Hall West 888 – 3 Street S.W. Calgary, Alberta T2P 5C5 Tel: (403) 299-7111 Fax: (403) 299-6900

December 7, 2002

The Board of Directors

Fording Inc.
Suite 1000, Fording Place
205 Ninth Avenue, S.E.
Calgary, Alberta
T2G 0R4

To the Board:

      RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Fording Inc. (the “Company”), Teck Cominco Limited (“Teck”) and Westshore Terminals Income Fund (“Westshore”) have entered into an agreement (collectively, together with related documents included therein, the “Combination Agreement”), dated December 4, 2002, to effect a series of transactions by way of a plan of arrangement (the “Arrangement”). Pursuant to the Arrangement, the Company will be converted into a newly-formed income trust (“Fording Income Trust”) and the Company and Teck will combine the Company’s assets (other than its Industrial Minerals operations and Mount Washington minesite) with the assets of Teck’s Elkview mine (the “Elkview Mine”) and certain other Teck assets into a general partnership (the “Partnership”) to be formed pursuant to a partnership agreement. Fording Income Trust will own 62.3% of the Partnership in the form of Class A units of the Partnership and 100% of the Company’s Industrial Minerals operations and Teck will own 37.7% of the Partnership in the form of Class B exchangeable units of the Partnership (the “Class B Exchangeable Units”) after giving consideration to Teck’s additional $200 million contribution to the Partnership. The Class B Exchangeable Units will be exchangeable for units in Fording Income Trust (the “Trust Units”) in accordance with the terms thereof. The Class B Exchangeable Units will be entitled to one vote per Trust Unit on all matters requiring a vote of the holders of the Trust Units. Further, Teck and Westshore will each contribute $170 million to Fording Income Trust and Fording Income Trust will borrow $255 million such that the aggregate available cash consideration under the Arrangement, inclusive of Teck’s $200 million contribution to the Partnership, will be $795 million.

      RBC understands that under the Arrangement each holder of common shares (the “Common Shares”) of the Company (the “Shareholders”) can elect to receive subject to pro-ration: (i) $34.00 cash per Common Share (the “Cash Option”), (ii) one Trust Unit per Common Share (the “Unit Option”), or (iii) a combination of cash and Trust Units. The maximum cash amount available to Shareholders who elect the Cash Option will be $795 million and the maximum unit amount available to Shareholders who elect the Unit Option will be approximately 27.6 million Trust Units. Immediately after giving effect to the Arrangement, Fording Income Trust will be owned 73.4% by Shareholders, 13.3% by Teck and 13.3% by Westshore. Assuming conversion of the Class B Exchangeable Units, Teck will own between 46% and 51% of Fording Income Trust subject to the terms specified in the Combination Agreement. The terms of the Arrangement will be more fully described in an information circular (collectively, together with the related documents included therein, the “Circular”) to be mailed to Shareholders in connection with the Arrangement.

      RBC further understands that on November 20, 2002 the Company mailed an information circular to Shareholders describing a transaction whereby each Shareholder would have received $3.00 cash plus one unit of a newly-formed income trust (the “Conversion”). RBC also understands that Sherritt Coal Acquisition Inc. (the “Offeror”) has made an offer (the “Offer”) to purchase all of the outstanding Common Shares of the Company for consideration consisting of $29.00 per Common Share in cash. The terms of the Offer are more fully described in a take-over bid circular dated October 25, 2002, which has been mailed to Shareholders.

      The Company has retained RBC to provide advice and assistance to the board of directors of the Company (the “Board”) in evaluating the Arrangement, including the preparation and delivery to the Board, of RBC’s opinion as to the fairness of the consideration under the Arrangement, from a financial point of view, to Shareholders (the “Fairness Opinion”). RBC has not prepared a valuation of the Company, Teck or any of their respective securities or assets and the Fairness Opinion should not be construed as such.

Engagement

      The Company initially contacted RBC regarding a potential advisory assignment in July 2002, and RBC was formally engaged by the Company to advise the Board through an agreement between the Company and RBC (the “Engagement Agreement”) dated as of September 25, 2002. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent upon completion of the Arrangement or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada. Pursuant to the Engagement Agreement, on November 4, 2002, RBC delivered to the Board RBC’s opinion that the consideration under the Offer was inadequate from a financial point of view to Shareholders other than the Offeror and its affiliates, and on November 17, 2002, RBC delivered to the Board RBC’s opinion that the consideration under the Conversion was fair from a financial point of view to Shareholders.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Fording Income Trust, Teck, Westshore, Sherritt International Corporation or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Fording Income Trust, Teck, Westshore, Sherritt International Corporation, any of their respective associates or affiliates, or the Arrangement, the Conversion or the Offer.

Credentials of RBC Dominion Securities

      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

      In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the Combination Agreement;

2.	the most recent draft dated December 7, 2002 of the Circular (the “Draft Circular”);

3.	the information circular dated November 20, 2002 describing the Conversion;

4.	the take-over bid circular dated October 25, 2002 relating to the Offer;

5.	audited financial statements of the Company for each of the five years ended December 31, 1997, 1998, 1999, 2000 and 2001;

6.	the unaudited interim reports of the Company for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

7.	the annual report of the Company for the year ended December 31, 2001;

8.	the annual review of the Company for the year ended December 31, 2000;

9.	the Notice of Annual Meeting of Shareholders and Management Information Circular of the Company for the year ended December 31, 2001;

10.	the annual information form of the Company for the year ended December 31, 2001;

11.	audited financial statements of each of Teck Corporation and Cominco Ltd. for each of the three years ended December 31, 1998, 1999 and 2000;

12.	audited financial statements of Teck for each of the two years ended December 31, 2000 and 2001;

13.	the unaudited interim reports of Teck for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

14.	the annual report of Teck for the year ended December 31, 2001;

15.	the annual reports of each of Teck Corporation and Cominco Ltd. for each of the two years ended December 31, 1999 and 2000;

16.	the Notice of Annual Meeting of Shareholders and Management Information Circular of Teck for the year ended December 31, 2001;

17.	the Notice of Special Meeting and Management Proxy Circular, dated June 14, 2001, with respect to the plan of arrangement involving Teck Corporation and Cominco Ltd.;

18.	the annual information form of Teck for the year ended December 31, 2001;

19.	the arrangement circular, dated August 3, 2001, pertaining to the reorganization of Canadian Pacific Limited into five separate publicly trading companies, one of which is the Company;

20.	financial projections under various scenarios for the Company prepared by management of the Company on a consolidated basis and segmented by mining operation for the five years ending December 31, 2003 through 2007 as well as the fourth quarter ending December 31, 2002;

21.	financial information of the Company prepared on a segmented basis by mining operation for the five years ended December 31, 1997, 1998, 1999, 2000 and 2001 as well as for the nine months ended September 30, 2002;

22.	financial information for the Elkview Mine for the five years ended December 31, 1997, 1998, 1999, 2000 and 2001 as well as for the nine months ended September 30, 2002;

23.	monthly Mine Manager’s Reports for the Elkview Mine for the two years ended December 31, 2000 and 2001 as well as for the nine months ended September 30, 2002;

24.	internal life of mine management budgets and operating plans of the Company segmented by mining operations;

25.	information regarding the fixed assets and mineral rights of Teck’s Bullmoose and Quintette mines which will be conveyed to the Partnership;

26.	internal life of mine management budgets and operating plans for the Elkview Mine;

27.	discussions with senior management of each of the Company, Teck and Westshore;

28.	discussions with the legal counsel of each of the Company, Teck and Westshore;

29.	discussions with the Company’s tax counsel;

30.	discussions with the Company’s auditors;

31.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

32.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

33.	public information regarding the North American and international coal industries;

34.	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company and Teck, respectively, as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

35.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

      RBC has not, to the best of its knowledge, been denied access by the Company, Teck or Westshore to any information requested by RBC.

Assumptions and Limitations

      With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, Teck, Westshore and their respective consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

      Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC relating to the Company for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

      Senior officers of Teck have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the information concerning the Elkview Mine (as defined in the Combination Agreement) contained in the data room documents provided to the Company, and in all public disclosure documents of Teck (collectively, the “Transaction Information”), was, at the respective dates the Transaction Information was provided to RBC, and is at the date hereof, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Elkview Mine or the Arrangement and did not and does not omit to state a material fact in respect of the Elkview Mine or the Arrangement necessary to make the Transaction Information or any statement contained therein not misleading in light of the circumstances under which the Transaction Information was made or provided or any statement was made; and that (ii) since the respective dates of the Transaction Information provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Elkview Mine and no material change has occurred in the Transaction Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Draft Circular with respect to the Company, Teck and their respective subsidiaries and affiliates and the Arrangement is accurate in all material respects.

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Teck and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of each of the Company, Teck and Westshore. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

      The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Shareholder as to whether to vote in favour of the Arrangement.

Fairness Analysis

     Approach to Fairness

      In considering the fairness of the consideration under the Arrangement from a financial point of view to Shareholders, RBC principally considered and relied upon: (i) a comparison of the consideration per Common Share offered under the Arrangement to the results of a discounted cash flow analysis; (ii) a comparison of the multiples implied under the Arrangement to an analysis of recent precedent transactions; (iii) a comparison of the consideration per Common Share offered under the Arrangement to the recent trading levels of the Common Shares; (iv) a comparison of the consideration per Common Share offered under the Arrangement to the consideration per Common Share offered under the Offer; (v) a comparison of the relative contribution of assets, cash flow, earnings, net asset value, production and reserves by the Company and by Teck to the pro forma relative ownership of the Partnership by the Company and Teck assuming the Arrangement is completed; and (vi) a comparison of the consideration offered under the Arrangement to the potential financial impact of alternative reorganization structures involving the Company, including the Conversion.

     Fairness Conclusion

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Arrangement is fair from a financial point of view to Shareholders.

Yours very truly,

/s/ RBC DOMINION SECURITIES INC.

RBC DOMINION SECURITIES INC.

APPENDIX D

COMBINATION AGREEMENT

between

FORDING INC.

– and –

TECK COMINCO LIMITED

– and –

WESTSHORE TERMINALS INCOME FUND

December 4, 2002

OSLER, HOSKIN & HARCOURT LLP

THIS AGREEMENT is made the 4th day of December, 2002.

B E T W E E N:

           FORDING INC.

a corporation existing under the laws of Canada
(“Fording”)

                               - and -

           TECK COMINCO LIMITED

a corporation existing under the laws of Canada
(“Teck”)

                               - and -

           WESTSHORE TERMINALS INCOME FUND

an open-ended mutual fund trust existing under the laws of British Columbia
(“Westshore”)

RECITALS:

A.	A meeting of Fording securityholders (the “Securityholders”) will be held on December 20, 2002 to consider the adoption of a plan of arrangement (the “Plan of Arrangement”) to reorganize the way in which equity in the business of Fording is held by its Securityholders through the conversion of Fording into the Fording Income Trust (the “Fund”), an open-ended mutual fund trust existing under the laws of Alberta.

B.	Pursuant to the proposed Plan of Arrangement, it was anticipated that Shareholders would receive one unit (a “Unit”) of the Fund and $3.00 cash in exchange for each common share in the capital of Fording (a “Common Share”) held.

C.	Fording, Teck and Westshore wish to enhance the value to Shareholders of the conversion of Fording into an income trust contemplated by the Plan of Arrangement through the combination of certain metallurgical coal assets and operations of Teck with the assets of Fording (other than Fording’s Industrial Minerals Operations) to be held in a general partnership (the “Partnership”) organized under the Fund, together with the contemporaneous cash investments by Teck and Westshore in the Fund, all in the manner described herein (collectively the “Transaction”).

D.	The terms of the Plan of Arrangement previously announced by Fording will be amended such that the mandatory $3.00 per Common Share cash payment will be replaced with the ability of Shareholders to elect to receive one Unit per Common Share (the “Unit Option”) up to a maximum of approximately 27.6 million Units or $34.00 in cash per Common Share, to a maximum of $795 million (the “Cash Option”), or a combination of cash and Units.

E.	Pursuant to the terms of the amended Plan of Arrangement, Fording and Teck would combine Teck’s Elkview mine (the “Elkview Mine”) and certain other Teck assets with Fording’s assets (other than its Industrial Minerals Operations and Mount Washington) by contributing such assets to the Partnership in order to realize significant synergies.

F.	Fording and Westshore would build upon their historical relationship by having a subsidiary of Westshore enter into a long-term coal terminal agreement with Fording consistent with their existing negotiations.

G.	Teck would subscribe for $200 million of Class B Exchangeable Partnership Units in order to fund, in part, the Cash Option.

H.	Teck would make an investment in Units of the Fund of $170 million to fund, in part, the Cash Option.

I.	Westshore would make an investment in Units of the Fund of $170 million to fund, in part, the Cash Option.

J.	The combination of the Elkview Mine and certain other Teck assets with the assets of Fording will enable FCL to borrow or cause to be borrowed additional funds in the aggregate of $255 million to fund, in part, the Cash Option.

K.	In the event that the amended Plan of Arrangement is approved and implemented immediately after Effective Time:

(a) ownership interests in the Partnership will be 62.3% Fund and 37.7% Teck;

(b) ownership interests in the Fund will be 73.4% Shareholders, 13.3% Teck and 13.3% Westshore; and

(c) the Teck voting interest shall be 46.0%.

L.	The board of directors or trustees, as the case may be, of each of Fording, Teck and Westshore has determined, after having received independent legal and financial advice, that it is in the best interests of their respective organizations and securityholders to consummate the Transaction and have agreed to co-operate in the manner set out herein with a view to consummating the Transaction.

THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

      In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“Acquisition Proposal” means any proposal or offer with respect to any merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid, tender offer, purchase of any assets representing greater than 20% of the fair market value of the Transaction, or purchase of more than 20% of the equity (or rights thereto) of Fording or similar transactions or series of transactions involving Fording, excluding the Arrangement and the Amended Arrangement;

“Affiliate” has the meaning ascribed to it under the Securities Act;

“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this agreement;

“Amended Arrangement” means the Arrangement contemplated by the Amended Plan;

“Amended Plan” means the Plan of Arrangement as amended to give effect to the Transaction contemplated by this Agreement;

“Arrangement” means the arrangement proposed by Fording pursuant to Section 192 of the CBCA involving Fording, its Securityholders, FCL, Subco and the Fund, the details of which are described in the Information Circular;

“Arrangement Agreement” means the arrangement agreement dated November 22, 2002 among Fording, Subco and FCL, and to which the Fund will become a party upon its formation, setting out the terms and conditions upon which such parties to such agreement will implement the Arrangement;

“Arrangement Resolution” means the special resolution of the Securityholders authorizing the Plan of Arrangement to be considered and voted upon by the Securityholders at the Fording Meeting;

“Articles of Arrangement” means the articles of arrangement of Fording contemplated by the Amended Plan of Arrangement that, pursuant to the provisions of Section 192(6) of the CBCA, must be filed with the Director after the Final Order has been granted in order for the Amended Arrangement to become effective;

“Board of Directors” means the board of directors of Fording;

“Break Fee” has the meaning ascribed to it in Section 6.3(b);

“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday in the Province of Alberta or the Province of British Columbia, on which the principal commercial banks in downtown Calgary and Vancouver are generally open for the transaction of commercial banking business;

“Canadian Securities Regulatory Authorities” means the applicable Canadian, provincial and territorial securities commissions and regulatory authorities;

“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985 c. 1 (5th Supp.);

“Cash Option” has the meaning ascribed to it in the Recitals to this Agreement;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44;

“CCRA” means the Canada Customs and Revenue Agency;

“Certificate of Arrangement” means the certificate or proof of filing of the Articles of Arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA;

“Class A Units” has the meaning ascribed to it in Section 2.1(a)(ii)(A);

“Class B Exchangeable Units” has the meaning ascribed to it in Section 2.1(a)(ii);

“Closing Date” means the Effective Date;

“Closing Time” has the meaning ascribed to it in Section 2.8;

“Common Shares” has the meaning ascribed to it in the Recitals to this Agreement;

“Confidentiality Agreements” means the Confidentiality and Standstill Agreements, between Fording and each of Teck and Westshore dated November 29, 2002;

“contracts” means a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding to which a Party, or any of its subsidiaries, is a party to or under which a Party or any of its subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, whether asserted or not;

“Court” means the Court of Queen’s Bench of Alberta;

“CP Arrangement Agreement” means the arrangement agreement entered into by CPL and certain of its subsidiaries dated as of July 30, 2001 setting forth the terms on which the parties would undertake a plan of arrangement pursuant to which the operating subsidiaries of CPL would be spun off into separate public companies;

“CPL” means Canadian Pacific Limited;

“CPR Agreement” means the agreement between FCL and Canadian Pacific Railway Company dated April 1, 2001;

“Director” means the Director appointed under Section 260 of the CBCA;

“Disinterested Securityholders” means the Securityholders other than those Securityholders proposed to be able to participate in the Fund’s Key Employee Unit Option Plan;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director giving effect to the Amended Arrangement, which date shall be determined in accordance with Section 2.8;

“Effective Time” means the first moment in time on the Effective Date;

“Elkview Mine” means the coal mine owned by Teck and located in southeastern British Columbia, covering a surface area of approximately 23,000 hectares;

“Environmental Law” means any and all applicable Laws relating to the protection of human health and safety or the environment, or relating to hazardous or toxic substances or wastes, pollutants or contaminants;

“Exchange Agreement” means the agreement on the terms attached as Schedule 2.3(b) whereby Teck may elect to exchange its Class B Exchangeable Partnership Units ultimately for an equal number of Units;

“Exchange Options” means options to purchase Units, and any accompanying unit appreciation rights, issued under the Exchange Option Plan;

“Exchange Option Plan” means the Unit option plan of the Fund proposed to be created as part of the Amended Arrangement pursuant to which options to acquire Units and any accompanying unit appreciation rights will be granted to existing Optionholders in exchange ultimately for existing Options and any existing share appreciation rights in the manner contemplated by the Amended Plan of Arrangement;

“FCL” means Fording Coal Limited/ Les Charbons Fording, Limitée, a corporation existing under the CBCA;

“FCL Amalco” means the corporation resulting from the amalgamation of Fording and FCL;

“Final Order” means the order of the Court approving the Amended Arrangement;

“Fording Annual Information Form” means the annual information form of Fording, dated May 16, 2002, for the year ended December 31, 2001;

“Fording Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which Fording or its subsidiaries is a party to or bound by or under which Fording or its subsidiaries has, or will have, any liability or contingent liability, relating to: pension plans, insurance plans (whether insured or self-insured) or compensation plans with respect to any of its employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such employees or former employees), directors or officers, individuals working on contract with Fording or its subsidiaries or other individuals providing services to it of a kind normally provided by employees or eligible dependants of such Person;

“Fording Contributed Assets” means all the assets of Fording other than its Industrial Minerals Operations, Fording’s rights and obligations in connection with its interests in a former mining operation located at the Mount Washington mine site;

“Fording Disclosure Letter” means the disclosure letter of Fording delivered to the other Parties prior to the execution of this Agreement;

“Fording Disclosure Record” has the meaning ascribed to it in Section 3.1(e);

“Fording Financial Statements” means the audited financial statements of Fording for the fiscal year ended December 31, 2001, consisting of a consolidated balance sheet as at December 31, 2001, and the consolidated statements of income and retained earnings and cash flows for the fiscal year ended December 31, 2001, and all notes thereto and the interim unaudited financial statements of Fording for the nine month period ended September 30, 2002, copies of which have been initialled for identification and delivered by Fording to Teck and Westshore;

“Fording Meeting” means the special meeting of Securityholders to be held on December 20, 2002 and any adjournment(s) or postponement(s) thereof made in accordance with the Notice of Meeting that forms part of the Information Circular, to consider and to vote on, among other things, the Resolutions;

“Fording Subsidiary” has the meaning ascribed to it in Section 3.1(a);

“Fund” has the meaning ascribed to it in the Recitals to this Agreement;

“FX Acknowledgements” means the acknowledgements proposed to be obtained by Fording from certain counterparties with whom Fording has entered into certain foreign exchange forward contracts stating that the consummation of the Transaction will not result in any early termination or the occurrence of an event of default under such contracts;

“Genesee Agreements” means, collectively, the Genesee Coal Mine Operating Agreement between the City of Edmonton and FCL made as of August 7, 1980 and the Genesee Coal Mine Joint Venture Agreement between the City of Edmonton and FCL made as of the 7th day of August, 1980, as the same have been assigned;

“Governance Agreement” means the agreement regarding the governance of the Fund on the terms attached as Schedule 2.4;

“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) Canadian Securities Regulatory Authority, self-regulatory organization or stock exchange including without limitation the NYSE and the TSX, (c) any subdivision, agent, commission, board, or authority of any of the foregoing, or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holders” means, when used with reference to securities of Fording or the Fund, the holders thereof shown from time to time on the register maintained by or on behalf of Fording or the Fund, as the case may be, in respect of such securities;

“Industrial Minerals Operations” means the NYCO Minerals, Inc. operations at Willsboro, New York, the Minera NYCO S.A. de C.V. operations located near Hermosillo in the northwestern state of Sonora, Mexico and the American Tripoli, Inc. operations located near Seneca, Missouri;

“Information Circular” means the notice of the Fording Meeting and the management information circular dated November 20, 2002, including all accompanying appendices thereto, which was sent to Securityholders in connection with the Fording Meeting;

“Interim Order” means the order of the Court confirming, among other things, the calling and holding of the Fording Meeting and voting thereon, as such order may be amended or varied;

“Key Employee Unit Option Plan Resolution” means the resolution of the Shareholders to be considered and voted upon by the Shareholders at the Fording Meeting;

“Laws” means all applicable laws (including common law), statutes, regulations, statutory rules, orders, ordinances, and the terms and conditions of any approvals, licences, permits, judgments or other requirements of any applicable published notes and policies of any Governmental Authority, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Material Adverse Change”, when used in connection with an entity (being either a Party or the Teck Contributed Assets, as the case may be) means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, contingent, conditional or otherwise), businesses, operations or results of operations of such entity or, if applicable, those of its subsidiaries, that is, or could reasonably be expected to be, material and adverse to such entity and, if applicable, its subsidiaries on a consolidated basis, other than any change, effect, event or occurrence: (i) relating to the economy, political conditions or securities markets in general; (ii) in the case of Fording or the Teck Contributed Assets, affecting the coal industry in general and which does not have, or could not reasonably be expected to have, a materially disproportionate impact on Fording or the Teck Contributed Assets as compared to the other industry participants; or (iii) that is merely itself, a change in the market trading price of publicly issued securities of the Party; (iv) resulting exclusively from the entering into of this Agreement; or (v) resulting from a change in the market price of metallurgical coal;

“Material Adverse Effect” when used in connection with a Party, means any effect resulting from a Material Adverse Change to a Party;

“material fact” has the meaning ascribed to it under the Securities Act;

“Mine Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which Teck or its subsidiaries is a party to or bound by or under which Teck or its subsidiaries has, or will have, any liability or contingent liability, relating to: pension plans, insurance plans (whether insured or self-insured) or compensation plans with respect to any of its employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such employees or former employees), directors or officers, individuals working on contract with Teck or its subsidiaries or other individuals providing services to it of a kind normally provided by employees or eligible dependants of such Person;

“Mine Employees” means the persons currently employed by Teck (including for this purpose, dependant contractors) required to operate the Elkview Mine, being the Persons listed in the Teck Disclosure Letter;

“Mine Financial Statements” means the audited financial statements for the Elkview Mine for the fiscal year ended December 31, 2001 consisting of a balance sheet as of December 31, 2001, and the statements of earnings, owner’s equity and cash flows for the fiscal year ended December 31, 2001, and all notes thereto and the interim unaudited financial statements for the Elkview Mine for the nine month period ended September 30, 2002, copies of which have been initialed for identification and delivered by Teck to Fording;

“New Fording” means the corporation resulting from the amalgamation of Fording, FCL Amalco and Subco, which will occur as part of the Amended Arrangement;

“NYSE” means the New York Stock Exchange;

“Options” means the outstanding options to purchase Common Shares issued pursuant to Fording’s Directors’ Stock Option Plan and Key Employee Stock Option Plan;

“Optionholders” means Holders from time to time of Options;

“Outside Date” means, subject to Section 5.6(b), February 28, 2003 or such later date as may be mutually agreed by the Parties;

“Partnership” has the meaning ascribed to it in the Recitals to this Agreement;

“Partnership Agreement” means the agreement between Fording and Teck on the terms attached as Schedule 2.3(a);

“Party” or “Parties” means a signatory or the signatories to this Agreement, respectively;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Plan of Arrangement” means the plan of arrangement set forth as Schedule “A” to the Arrangement Agreement, and any amendment or variation thereto made in accordance with its terms;

“Pre-Effective Date Period” means the period commencing on the execution and delivery of this Agreement and ending at the Effective Time, subject to the earlier termination of this Agreement in accordance with its terms;

“Proposed Agreement” has the meaning ascribed to it in Section 4.4(a);

“publicly disclosed” means disclosure by a Party in a public filing made by it with the Canadian Securities Regulatory Authorities on the SEDAR system from December 31, 2001 to the date hereof;

“PWC Resolution” means the resolution of the Shareholders to be considered and voted upon by the Shareholders at the Fording Meeting, appointing PricewaterhouseCoopers LLP as auditor of the Fund;

“RBC” means RBC Dominion Securities Inc., a member company of RBC Capital Markets;

“RBC Fairness Opinion” has the meaning ascribed to it in Section 2.7(a);

“Registrar and Transfer Agent” means Computershare Trust Company of Canada, the registrar and transfer agent of the Common Shares and the Units;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that an arrangement may only be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Authority, as set out in Schedule 4.1 hereto;

“Resolutions” means the special resolutions of the Shareholders and the Optionholders, as the case may be, authorizing the Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution, to be considered and voted upon by the Shareholders and the Optionholders, as the case may be, at the Fording Meeting;

“Securities Act” means the Securities Act (Alberta), R.S.A. 2000, c. S-4, and the rules and regulations promulgated thereunder;

“Securityholders” means, collectively, the Shareholders and the Optionholders;

“Shareholders” means the Holders of Common Shares;

“Subco” means 4123212 Canada Ltd., an indirect, wholly-owned subsidiary of Fording with no material assets or liabilities, existing under the laws of Canada;

“subsidiary” or “Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate, and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means any bona fide written Acquisition Proposal that, in the good faith determination of the Board of Directors after consultation with its financial advisors and with outside counsel, would, if consummated in accordance with its terms and taking into account the risk of non-completion, reasonably be expected to result in a transaction more favourable to the Securityholders from a financial point of view than the Transaction;

“Supplement” means the amendment and supplement to the Information Circular prepared in respect of the Amended Arrangement in form and content acceptable to the Parties acting reasonably and in a timely fashion;

“tax returns” means all returns, declarations, reports, information returns and statements required to be filed with the CCRA or any taxing authority relating to taxes;

“Teck Annual Information Form” means the annual information form of Teck, dated March 1, 2002, for the year ended December 31, 2002;

“Teck Contributed Assets” means the Teck assets described in the Teck contribution term sheet attached as Schedule “A” to Schedule 2.3(a), which, pursuant to the Amended Plan will be contributed to the Partnership;

“Teck Disclosure Letter” means the disclosure letter of Teck delivered to Fording prior to the execution of this Agreement;

“Teck Disclosure Record” has the meaning ascribed to it in Section 3.2(f);

“Terminal Agreement” means the agreement between Fording and Westshore, on the terms which have been initialed for identification and delivered to Westshore and Fording, respectively;

“Transaction” has the meaning ascribed to it in the Recitals to this Agreement;

“Transaction Agreements” means, collectively, the Exchange Agreement and the Governance Agreement;

“Trustees” means the trustees of the Fund from time to time;

“TSX” means the Toronto Stock Exchange;

“Unit” means a trust unit of the Fund;

“Unitholder Rights Plan Resolution” means the resolution of the Shareholders authorizing the implementation of the Unitholder Rights Plan to be considered and voted upon by the Shareholders at the Fording Meeting;

“Unitholders” means the Holders from time to time of the Units;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986; and

“Westshore Disclosure Letter” means the disclosure letter of Westshore delivered to Fording prior to the execution of this Agreement.

1.2 Certain Rules of Interpretation

In this Agreement:

(a)	Consent — Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency — Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(c)	Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable in the Province of Alberta. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

(d)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e)	Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)	No Strict Construction — The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)	Statutory references — A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(i)	Time — Time is of the essence in the performance of the Parties’ respective obligations.

(j)	Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(k)	Subsidiaries — To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Subsidiary of any Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

1.3	Entire Agreement

      This Agreement, together with the Confidentiality Agreements and the agreements and documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

      There shall be no liability, either in tort or in contract or otherwise, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, not reduced to writing as part of this Agreement. The Parties agree that the other will have no remedy in respect of any untrue statement made to it and upon which it relied in entering into this Agreement and that, absent fraud, its only remedy can be for breach of contract under this Agreement.

1.4	Schedules

      The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description

Schedule 2.3(a)	Partnership Agreement Term Sheet
Schedule 2.3(b)	Exchange Agreement Term Sheet
Schedule 2.4	Governance Agreement Term Sheet
Schedule 2.5	Form of Press Release
Schedule 4.1	Regulatory Approvals

1.5	Accounting Matters

      Unless otherwise stated, all accounting terms used in this Agreement in respect of any Party shall have the meanings attributable thereto under generally accepted accounting principles applicable to such Party’s published financial statements and all determinations of an accounting nature in respect of any Party required to be made shall be made in a manner consistent with generally accepted accounting principles applicable to such Party’s published financial statements and past practice.

1.6	Knowledge

      Any reference to the knowledge of any Party shall mean, unless otherwise specified, to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making reasonable inquiries regarding the relevant matter of all relevant directors, officers and employees of the Party.

ARTICLE 2

THE COMBINATION

2.1	The Arrangement

      The Transaction will be effected through the Amended Plan.

(a)	The Amended Plan will provide, in addition to the steps currently contemplated in the Plan of Arrangement, for the following additional steps:

(i)	Prior to the Effective Time, Fording and Teck will enter into the Partnership Agreement and establish the Partnership; and

(ii)	At the Effective Time;

(A)	Fording and New Fording will convey the Fording Contributed Assets to the Partnership in exchange for Class A units of the Partnership (the “Class A Units”);

(B)	Teck will convey the Teck Contributed Assets to the Partnership in exchange for Class B exchangeable units of the Partnership (the “Class B Exchangeable Units”); and

(C)	following such contributions, New Fording and Teck will directly own 70% and 30%, respectively, of the units of the Partnership; and

(b)	The Amended Plan will give Shareholders the option to elect the Cash Option, the Unit Option or a combination of both, subject to maximum available cash of $795 million for the Cash Option and maximum available Units for the Unit Option equal to the number of outstanding Common Shares at the Effective Time less 23,382,353.

2.2	Funding of the Cash Option

(a)	The Cash Option will be funded from several sources:

(i)	Teck will contribute $200 million to the Partnership in addition to the Teck Contributed Assets and will receive in consideration therefor 4,631,774 million Class B Exchangeable Units at a price of $43.18 per Class B Exchangeable Unit and those funds will be distributed to New Fording;

(ii)	Teck and Westshore will each subscribe $170 million to purchase 5 million Units each for a price of $34.00 per Unit; and

(iii)	Subco will borrow an additional $255 million and make such funds available to the Fund for payment of the Cash Option;

so that an aggregate of $795 million will be available to fund the Cash Option.

(b)	The Cash Option will provide that the entire $795 million will be paid to Shareholders pursuant to the Transaction.

2.3	Agreements of the Parties with respect to the Transaction

(a)	Fording and Teck each agree that prior to the Effective Time, they will enter into the Partnership Agreement and form the Partnership;

(b)	Teck agrees that, as at the Effective Time in accordance with the Amended Plan, it will contribute the Teck Contributed Assets to the Partnership in exchange for 18.1 million Class B Exchangeable Units in accordance with the terms set out in Schedule 2.3(b).

(c)	Fording agrees that, as at the Effective Time in accordance with the Amended Plan, it and New Fording will contribute the Fording Contributed Assets to the Partnership in exchange for Class A Units equal to the number of outstanding Common Shares at the Effective Time less 23,382,353, in accordance with the terms set out in Schedule 2.3(b).

(d)	Teck agrees that, as at the Effective Time in accordance with the Amended Plan and subject to the provisions of Section 2.2 hereof, it will contribute $200 million to the Partnership in exchange for 4,631,774 Class B Exchangeable Units, representing a contribution of $43.18 per Class B Exchangeable Unit.

(e)	Each of Teck and Westshore agree that, as of the Effective time, in accordance with the Amended Plan and subject to the provisions of Section 2.2 hereof, it will subscribe for $170 million in Units at a purchase price of $34.00 per Unit, or an aggregate of 5.0 million Units each.

(f)	Subco and New Fording will borrow $425 million in accordance with the terms set out in Schedule 2.3(b) of which $255 million will be used to fund the Cash Option.

(g)	Fording and Teck agree to cause the Fund to issue Units to Shareholders equal to the outstanding Common shares at the Effective Date less 23,382,353.

2.4	Related Agreements

      At the Closing Time:

(a)	the Parties will enter into and deliver, one to the others, the Transaction Agreements; and

(b)	New Fording, on behalf of the Partnership, and Westshore will enter into, and deliver, one to the other, the Terminal Agreement.

2.5	Public Announcement

      Immediately upon signing of this Agreement, the Parties shall jointly issue for public dissemination the press release attached to this Agreement as Schedule 2.5 and shall file such press release with the TSX and in prescribed form with the U.S. Securities and Exchange Commission and each Party shall file on a timely basis a material change report in prescribed form with the Canadian Securities Regulatory Authorities.

2.6	Implementation Steps for Fording

      Fording shall, except to the extent that the Board of Directors has changed its recommendation in respect of the Transaction, do the following:

(a)	mail the Supplement to Securityholders in accordance with the Interim Order and applicable Laws;

(b)	subject to the Interim Order, hold the Fording Meeting in a timely fashion for the purpose of considering the Resolutions, and for any other proper purpose as may be set out in the notice for such meeting and conduct such meeting in accordance with the Interim Order, applicable Laws and Fording’s by-laws;

(c)	use commercially reasonable efforts to solicit from the Securityholders proxies in favour of the approval of the Resolutions, as applicable, and take all other action that is necessary or desirable to secure the approval of the Resolutions by the Securityholders, as applicable;

(d)	subject to obtaining the approvals as are required by the Interim Order, apply to the Court for the Final Order and diligently pursue its issuance; and

(e)	subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, on the date contemplated in Section 2.8, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Transaction and diligently pursue such endorsement and filing.

2.7	Support of Transaction

      Fording represents and warrants to Teck that:

(a)	it has received the oral opinion of RBC (the “RBC Fairness Opinion”) that, as of the date hereof, the consideration to Shareholders under the Amended Arrangement is fair from a financial point of view to Shareholders;

(b)	subject to the provisions of Section 4.3 relating to the existence of a Superior Proposal and provided that RBC has delivered and not withdrawn the RBC Fairness Opinion, each director of Fording has advised that he intends to vote all Common Shares held by him in favour of the Amended Arrangement and will so represent in the Supplement;

(c)	subject to the provisions of Section 4.3 relating to the existence of a Superior Proposal and provided that RBC has delivered and not withdrawn the RBC Fairness Opinion, the Board of Directors (i) has advised that they will unanimously recommend acceptance of the Amended Arrangement to Securityholders and will so represent in the Supplement; and (ii) will include a statement in the Supplement that the Amended Arrangement is fair to Securityholders and is in the best interests of Fording.

2.8	Effective Date Matters

      The Effective Date shall be not more than the 5th Business Day following the later of the date of the Fording Meeting, the date of issuance of the Final Order (unless appealed, in which case, the Effective Date shall be the date such appeal is delivered or withdrawn) and the date upon which the last Regulatory Approval is obtained, or on such other date as the Parties agree. Closing shall take place at the offices of Osler, Hoskin & Harcourt LLP in Calgary at 7:00 a.m. (Mountain Standard Time) on the Effective Date or at such other place, date and time as the Parties shall agree (the “Closing Time”). Each of Teck, Westshore and Fording shall deliver, at the closing of the Transaction, such customary certificates, resolutions and other customary closing documents as may be required by the other Parties, acting reasonably. If the Effective Date is otherwise scheduled to occur in calendar year 2002, and if there are not any other Acquisition Proposals outstanding, Fording may on 48 hours notice to Teck and Westshore request that the Effective Date be postponed to a date no later than January 3, 2003.

2.9	Preparation of Filings, etc.

(a)	Each of Teck, Westshore and Fording shall furnish to the other Parties all information that may be required (i) under applicable Laws for inclusion in the Supplement or (ii) in order to implement the other actions described in Article 2. Each Party covenants with and represents and warrants to the other Parties that information to be furnished by it (to the best of its knowledge in the case of information concerning its securityholders) in connection with such Supplement, actions or otherwise in connection with the consummation of the Transaction will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or which is necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished. In particular, Teck shall provide Fording with the Mine Financial Statements and the consent of its auditors in respect thereof for inclusion in the Supplement.

(b)	Teck, Westshore and Fording shall each promptly notify the other if, at any time before the Closing Time, it becomes aware that the Supplement, an application for an order or any other document described herein contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or further supplement to the Information Circular or such application or other document. In any such event, Teck, Westshore and Fording shall cooperate in the preparation of any such supplement or amendment to the Information Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to Securityholders and/or filed with the relevant Governmental Authorities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Fording

      Fording represents and warrants to and in favour of the other Parties as follows and acknowledges that the other Parties are relying upon same in connection with the transactions contemplated herein:

(a)	Fording is a corporation incorporated and validly existing under the Laws of Canada and has the corporate power to own or lease its property, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder; each material subsidiary of Fording, being for purposes hereof, each subsidiary whose total assets constitute more than 10% of the consolidated assets of Fording or whose total revenues constitute more than 10% of the consolidated revenues of Fording, in each case as determined by reference to the Fording Financial Statements (a “Fording Subsidiary”), is a corporation incorporated and validly existing under the Laws of its jurisdiction of incorporation and such subsidiary has the corporate power to own or lease its property and to carry on its business as now being conducted by it;

(b)	Fording has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under such agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Fording;

(c)	this Agreement is a legal, valid and binding obligation of Fording, enforceable against Fording in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

(d)	The approval, execution and delivery of this Agreement by Fording, the performance by it of its obligations under such agreement and the completion of the Transaction, will not:

(i)	result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(A)	its certificate of incorporation, articles, by-laws or other charter documents;

(B)	any Laws (subject to obtaining the Regulatory Approvals), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on Fording; or

(C)	subject to obtaining the consents required by the CP Arrangement Agreement, the Genesee Agreements and the CPR Agreement and the FX Acknowledgments, any contract, license, permit, government grant to which Fording or any Fording Subsidiary is a party or by which it is bound or subject or is the beneficiary, except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on Fording;

(ii)	result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Fording Subsidiary except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on Fording; or

(iii)	restrict, hinder, impair or limit the ability of Fording or any Fording Subsidiary to carry on business in the manner in which it is currently being carried on, except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on Fording;

(e)	Fording has prepared and filed all documents required to be filed by it with the Alberta Securities Commission in connection with its status as a “reporting issuer” under the Securities Act and other applicable Laws, and with those other jurisdictions where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status (collectively the “Fording Disclosure Record”), and such documents, as of the date they were filed, complied in all material respects with applicable Laws and did not fail to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. No Material Adverse Change has occurred in relation to Fording that is not disclosed in the Fording Disclosure Record and Fording has not filed any confidential material change reports as part of the Fording Disclosure Record that continue to be confidential;

(f)	except as has been disclosed in the Fording Disclosure Record, no Person has any agreement, option, right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of Fording or of any Fording Subsidiary except for individuals granted Options prior to December 4, 2002 under Fording’s stock option plans and by virtue of this Agreement;

(g)	the Fording Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Fording, on a consolidated basis, as at the date thereof and the revenues, earnings, and results of operations of Fording, on a consolidated basis, for the periods presented;

(h)	since December 31, 2001, and other than as disclosed in the Fording Disclosure Letter, there has not been any Material Adverse Change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of Fording, on a consolidated basis;

(i)	except as has been disclosed in the Fording Disclosure Letter, there is no suit, action or proceeding pending, or to the knowledge of Fording, threatened against Fording or any Fording Subsidiary that would materially impede Fording’s ability to complete the Transaction or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Fording, and there is no judgment, decree, injunction, rule or order of any Governmental Authority with jurisdiction over Fording or any Fording Subsidiary outstanding against Fording or any Fording Subsidiary causing, or which insofar as can reasonably be foreseen, in the future would materially impede Fording’s ability to complete the Transaction or that would cause a Material Adverse Effect on Fording;

(j)	except as disclosed in the Fording Disclosure Letter, there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the properties of Fording or any Fording Subsidiary that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Fording taken as a whole and neither Fording nor any Fording Subsidiary has violated or infringed any Environmental Law now in effect except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fording; except as disclosed in the Fording Disclosure Letter neither Fording nor any Fording Subsidiary has violated or infringed any then current Environmental Law as applied at that time, other than such violations or infringements that, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Fording;

(k)	except as disclosed in the Fording Disclosure Letter, each of Fording and each Fording Subsidiary has good and marketable title, applying customary standards in the mining industry, to its operating properties and mineral reserves and resources (other than property as to which Fording or a Fording Subsidiary is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Fording;

(l)	the reserves and resources of Fording as set forth in the Fording Annual Information Form, were prepared in accordance with accepted engineering practices and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such reserves and resources in documents filed with the Alberta Securities Commission, including without limitation, the provisions of National Instrument 43-101;

(m)	each of Fording and each Fording Subsidiary has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Fording;

(n)	each of Fording and each Fording Subsidiary has its assets insured against loss or damage as is appropriate to its business and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, and such insurance coverages will be continued in full force and effect to and including the Effective Date, other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected to have a Material Adverse Effect on Fording;

(o)	each of Fording and each Fording Subsidiary has duly filed on a timely basis all material tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, in each case, of a material nature, and adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed; except as has been disclosed in the Fording Disclosure Letter, there are no actions, suits, or claims asserted or assessed against Fording or any Fording Subsidiary in respect of taxes, governmental charges or assessments, nor any matters under discussion with the CCRA or any Governmental Authority relating to taxes, governmental charges or assessments asserted by such Governmental Authority;

(p)	the business of Fording and the business of each Fording Subsidiary is being and has been conducted in all material respects in compliance with all applicable Laws, regulations and ordinances of all Governmental Authorities having jurisdiction, except where the failure to comply has not been and would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Fording; neither Fording nor any Fording Subsidiary has been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified Fording or any such subsidiary of such Governmental Authority’s intention to commence or to conduct any investigation that would be reasonably likely to have a Material Adverse Effect on Fording;

(q)	other than as set forth in the Fording Disclosure Letter and other than as contemplated herein, neither Fording nor any of its Affiliates is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting its freedom to compete in any line of business, other than such restrictive covenants, which individually or in the aggregate, directly or indirectly, has or could reasonably be expected to have a Material Adverse Effect on Fording; and

(r)	Except as disclosed in the Fording Disclosure Letter, the Fording Contributed Assets are being and have been operated in all material respects in compliance with all applicable Laws, regulations and ordinances of all authorities having jurisdiction, except where the failure to comply has not been and would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Fording or the Fording Contributed Assets; Fording has not been notified by any Governmental Authority of any investigation relating to the Fording Contributed Assets that is pending or threatened, nor has any Governmental Authority notified Fording of such Governmental Authority’s intention to commence or to conduct any investigation relating to the Fording Contributed Assets;

(s)	Except as set out in the Fording Disclosure Letter or for exceptions that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Fording or the Fording Contributed Assets:

(i)	The Fording Benefit Plans comply in all respects with all applicable Laws and such plans have been administered in compliance with applicable Laws and their terms;

(ii)	None of the Fording Benefit Plans, other than plans which provide only monetary retirement payments in accordance with the terms of such plans, provides benefits beyond retirement or other termination of service to Fording employees or former Fording employees or to the beneficiaries or dependants of such employees;

(iii)	All benefits accrued under the Fording Benefit Plans have been properly accrued on the Fording Financial Statements in accordance with generally accepted accounting principles; and

(iv)	No event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Fording Benefit Plan being ordered, or required to be, terminated or wound up in whole or in part, having its registration under applicable Laws refused or revoked, being placed under the administration of any trustee or receiver or Governmental Authority or being required to pay any material taxes, penalties, payments or levies under applicable Laws; and

(t)	Except as disclosed in the Fording Disclosure Letter or for exceptions that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Fording or the Fording Contributed Assets, to the knowledge of Fording there are:

(i)	no proceedings under the Labour Relations Code(British Columbia);

(ii)	no collective agreements currently under negotiation; and

(iii)	no labour disputes, grievances, strikes or lockouts, pending or threatened.

In respect of any of Fording’s employees trust who will be made available to the Partnership on an agency basis.

3.2	Representations and Warranties of Teck

      Teck represents and warrants to and in favour of the other Parties as follows and acknowledges that the other Parties are relying upon same in connection with the transactions contemplated herein:

(a)	Teck is a corporation incorporated and validly existing under the Laws of Canada and has the corporate power to own or lease its property, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	Teck has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under such agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Teck; without limiting the generality of the foregoing, Teck has the necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder, on a basis which does not require Teck to seek the prior approval of its shareholders;

(c)	this Agreement is a legal, valid and binding obligation of Teck, enforceable against Teck in accordance with its terms subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

(d)	The approval, execution and delivery of this Agreement by Teck, the performance by it of its obligations under such agreement and the completion of the Transaction, will not:

(i)	result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(A)	its certificate of incorporation, articles, by-laws or other charter documents;

(B)	any Laws (subject to obtaining the Regulatory Approvals), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on the Teck Contributed Assets; or

(C)	any contract, license, permit, government grant to which Teck is a party or by which it is bound or subject or is the beneficiary, except as disclosed in the Teck Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on the Teck Contributed Assets;

(ii)	result in the imposition of any encumbrance, charge or lien upon any of its assets except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on the Teck Contributed Assets; or

(iii)	restrict, hinder, impair or limit the ability of any Teck Contributed Assets to be operated in the manner in which they are currently being operated, except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction or have a Material Adverse Effect on the Teck Contributed Assets.

(e)	the Mine Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Teck Contributed Assets, on a consolidated basis, as at the date thereof and the revenues, earnings, and results of operations of the Teck Contributed Assets for the periods presented;

(f)	no Material Adverse Change has occurred in relation to the Teck Contributed Assets that is not disclosed in documents required to be filed by Teck with the British Columbia Securities Commission in connection with its status as a “reporting issuer” under the British Columbia Securities Act and other applicable Laws, and with those other jurisdictions where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status (collectively the “Teck Disclosure Record”), and Teck has, in respect of all disclosure relating to the Teck Contributed Assets complied in all material respects with applicable Laws and has not failed to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. Teck has not filed any confidential material change reports relating in any way to the Teck Contributed Assets as part of the Teck Disclosure Record that continue to be confidential;

(g)	since December 31, 2001, and other than as disclosed in the Teck Disclosure Letter, there has not been any Material Adverse Change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of Teck or the Teck Contributed Assets;

(h)	except as has been disclosed in the Teck Disclosure Letter, there is no suit, action or proceeding pending, or to the knowledge of Teck, threatened against Teck or any subsidiary of Teck that would impede Teck’s ability to complete the Transaction or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Teck Contributed Assets, and there is no judgment, decree, injunction, rule or order of any Governmental Authority with jurisdiction over Teck or any subsidiary outstanding against Teck or any subsidiary causing, or which insofar as can reasonably be foreseen, in the future would materially impede Teck’s ability to complete the Transaction or that would cause, a Material Adverse Effect on Teck or the Teck Contributed Assets;

(i)	except as disclosed in the Teck Disclosure Letter, there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting the Teck Contributed Assets that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Teck or the Teck Contributed Assets, and the operation of the Teck Contributed Assets by Teck has not violated or infringed any Environmental Law now in effect except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Teck or the Teck Contributed Assets; the operation of the Teck Contributed Assets by Teck has not violated or infringed any then current Environmental Law as applied at that time, other than such violations or infringements that, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Teck or the Teck Contributed Assets;

(j)	Except as disclosed in the Teck Disclosure Letter, Teck has good and marketable title to the Teck Contributed Assets, applying customary standards in the mining industry, including its operating properties and mineral reserves and resources (other than leasehold property as to which Elkview is a lessee, in respect of which Elkview has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Teck or the Teck Contributed Assets; Teck is exclusively entitled to possess and dispose of the Teck Contributed Assets;

(k)	the reserves and resources of the Teck Contributed Assets as set forth in the Teck Annual Information Form were prepared in accordance with accepted engineering practices and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such reserves and resources in documents filed with the British Columbia Securities Commission, including without limitation, the provisions of National Instrument 43-101;

(l)	except as disclosed in the Teck Disclosure Letter, Teck has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business in respect of the Teck Contributed Assets as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Teck or the Teck Contributed Assets;

(m)	each of Teck and each subsidiary of Teck has duly filed on a timely basis all material tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, in each case, of a material nature, and adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed; there are no actions, suits, or claims asserted or assessed against Teck or any subsidiary of Teck in respect of taxes, governmental charges or assessments, nor any matters under discussion with the CCRA or any Governmental Authority relating to taxes, governmental charges or assessments asserted by such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to impede Teck’s ability to consummate the Transaction or to create a lien or encumbrance on the Teck Contributed Assets;

(n)	the Teck Contributed Assets are being and have been operated in all material respects in compliance with all applicable Laws, regulations and ordinances of all authorities having jurisdiction, except where the failure to comply has not been and would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Teck or the Teck Contributed Assets; Teck has not been notified by any Governmental Authority of any investigation relating to the Teck Contributed Assets that is pending or threatened, nor has any Governmental Authority notified Teck of such Governmental Authority’s intention to commence or to conduct any investigation relating to the Teck Contributed Assets;

(o)	Except as set out in the Teck Disclosure Letter or for exceptions that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Teck or the Teck Contributed Assets:

(i)	The Mine Benefit Plans comply in all respects with all applicable Laws and such plans have been administered in compliance with applicable Laws and their terms;

(ii)	None of the Mine Benefit Plans, other than plans which provide only monetary retirement payments in accordance with the terms of such plans, provides benefits beyond retirement or other termination of service to Mine Employees or former Mine Employees or to the beneficiaries or dependants of such employees;

(iii)	All benefits accrued under the Mine Benefit Plans have been properly accrued on the Mine Financial Statements in accordance with generally accepted accounting principles; and

(iv)	No event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Mine Benefit Plan being ordered, or required to be, terminated or wound up in whole or in part, having its registration under applicable Laws refused or revoked, being placed under the administration of any trustee or receiver or Governmental Authority or being required to pay any material taxes, penalties, payments or levies under applicable Laws;

(p)	With respect to Mine Employees:

(i)	The Teck Disclosure Letter sets forth as of December 3, 2002 a list of all Mine Employees, together with the titles and material terms of employment, including service date, current wages, salaries or hourly rate of pay of, and bonus (whether monetary or otherwise) paid or payable to each such Mine Employee and the date upon which such wage, salary, rate or bonus became effective;

(ii)	The Teck Disclosure Letter sets forth a complete list of all collective agreements to which any of the Mine Employees are subject;

(iii)	Except as set forth at item (ii) above and except for those written or oral employment contracts with salaried Mine Employees identified in the Teck Disclosure Letter, there are no written or oral contracts of employment entered into with any employees that will be binding upon the Partnership upon completion of the Transaction and that are not terminable on the giving of reasonable notice in accordance with applicable Laws;

(iv)	Except for the Mine Benefits Plans, there are no pension or benefit plans covering the Mine Employees and no employment policies or plans, including policies or plans regarding incentive compensation, stock options, severance pay or terms or conditions upon which Mine Employees may be terminated, which will be binding upon the Partnership or FCL following completion of the Transaction;

(v)	The amount of salaries, bonuses, and other remuneration including vacation pay and unpaid earned wages of the Mine Employees as of the Effective Date will have been paid in full, and there is not currently and will not at the Effective Time be any outstanding assessment, order, certificate, lien or judgment under any employment standards, health and safety or other employment legislation;

(vi)	The records maintained by Teck and which will be delivered to Fording at the Closing Time relating to the Mine Employees accurately set out all banked vacation entitlement, regular and supplementary vacation pay, banked and deferred overtime compensation, time-off entitlement, accumulated time-off entitlement, severance and retirement benefits and any other emoluments or benefits due or accruing; and

(vii)	To the knowledge of Teck there are:

(A) no proceedings under the Labour Relations Code (British Columbia);

(B)	no collective agreements currently under negotiation; and

(C)	no labour disputes, grievances, strikes or lockouts, pending or threatened,

with respect to the Mine Employees.

(q)	Teck has available to it sufficient cash resources or committed credit facilities in order to allow it to complete its obligations hereunder;

(r)	Teck has not entered into any agreement or understanding with any Person regarding the manner in which it will exercise the rights to any Units of the Fund which it presently holds or may subsequently acquire whether pursuant to the Transaction or otherwise; and

(s)	Other than as contemplated herein, neither Teck nor any of its Affiliates is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting its freedom to compete in any line of business other than such restrictive covenants which individually or in the aggregate, directly or indirectly, has not or could not reasonably be expected to have a Material Adverse Effect on the Teck Contributed Assets.

3.3	Representations and Warranties of Westshore

      Westshore represents and warrants to and in favour of the other Parties as follows and acknowledges that the other Parties are relying upon same in connection with the transactions contemplated herein:

(a)	Westshore is a trust validly existing under the Laws of British Columbia and has the power to own or lease its property, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder; without limiting the generality of the foregoing, Westshore has the necessary power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder, on a basis which does not require Westshore to seek the prior approval of its securityholders;

(b)	Westshore has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under such agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of Westshore;

(c)	This Agreement is a legal, valid and binding obligation of Westshore, enforceable against Westshore in accordance with its terms subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

(d)	The approval, execution and delivery of this Agreement by Westshore, the performance by it of its obligations under such agreement and the completion of the Transaction, will not:

(i)	result (with or without notice or the passage of time) in a violation or breach of or require any consent to be obtained under the provision of:

(A)	its declaration of trust or other charter documents;

(B)	any Laws (subject to obtaining the Regulatory Approvals), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction; or

(C)	any contract, license, permit, government grant to which Westshore is party or by which it is bound or subject or is the beneficiary, except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction;

(ii)	result in the imposition of any encumbrance, charge or lien upon any of its assets except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction; or

(iii)	restrict, hinder, impair or limit the ability of Westshore to carry on business as and where it is now being carried on, except as would not, individually or in the aggregate, reasonably be expected to prevent or delay the Transaction;

(e)	Except as disclosed in the Westshore Disclosure Letter, there is no suit, action or proceeding pending, or to the knowledge of Westshore, threatened against Westshore that would materially impede Westshore’s ability to complete the Transaction, and there is no judgment, decree, injunction, rule or order of any Governmental Authority with jurisdiction over Westshore outstanding against Westshore causing, or which insofar as can reasonably be foreseen, in the future would materially impede Westshore’s ability to complete the Transaction;

(f)	Westshore has available to it sufficient cash resources or committed credit facilities in order to allow it to complete its obligations hereunder; and

(g)	Except as disclosed in the Westshore Disclosure Letter, Westshore has not entered into any agreement or understanding with any Person regarding the manner in which it will exercise the rights to any Units of the Fund which it presently holds or may subsequently acquire whether pursuant to the Transaction or otherwise.

3.4	Nature and Survival

(a)	Subject to Sections 3.4(b), 3.4(c) and 3.4(d), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the consummation of the Transaction.

(b)	Representations and warranties concerning tax matters contained in this Agreement shall survive for a period of 90 days after the relevant authorities shall no longer be entitled to assess liability for tax against the representing Party for any particular taxation year ended on or prior to the Closing Date, having regard without limitation, to any waivers given by the Party in respect of any taxation year.

(c)	The representations and warranties set forth at Sections 3.1(k) and 3.2(j) of this Agreement shall survive for a period of ten years following the Closing Date.

(d)	All other representations and warranties shall only survive for a period of two years following the Closing Date; however any claim which is based on intentional misrepresentation or fraud, may be brought at any time.

(e)	If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of the survival periods set forth above, such Party shall have no further liability under this Agreement with respect to such representations or warranties.

ARTICLE 4

COVENANTS

4.1	Covenants of Fording

      Except to the extent that the Board of Directors has withdrawn, modified or qualified its recommendation to Securityholders with respect to the Transaction, Fording will and will cause its subsidiaries to perform all obligations required, necessary or desirable to be performed by Fording or any of its subsidiaries under this Agreement, co-operate with Teck and Westshore in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transaction and, without limiting the generality of the foregoing, Fording shall and where necessary and appropriate shall cause its subsidiaries to:

(a)	use commercially reasonable efforts to obtain the requisite approvals of the Securityholders to the Amended Arrangement in accordance with the terms of this Agreement;

(b)	apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to Fording or any of its subsidiaries and, in doing so, to keep Teck and Westshore informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing Teck and Westshore with copies of all related applications and notifications (in draft form, except that commercially confidential information of Fording may be expurgated in Teck’s or Westshore’s copies) in order for Teck and Westshore to provide its reasonable comments and providing Teck and Westshore with copies of all material correspondence;

(c)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from Fording or any of its subsidiaries relating to the Amended Arrangement;

(d)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Fording or a subsidiary in connection with the Amended Arrangement from other parties to any loan agreements, material leases or other material contracts;

(e)	carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Fording or its subsidiaries with respect to the transactions contemplated by this Agreement;

(f)	not take any action, refrain from taking any action or permit any action to be taken or not taken, inconsistent with this Agreement and which would reasonably be expected to significantly impede the consummation of the Amended Arrangement;

(g)	except as provided for in the Amended Plan, not make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of Shareholders, except in each case, in the ordinary and usual course consistent with past practice;

(h)	continue to carry on business in the ordinary course consistent with past practice and, to use commercially reasonable efforts to preserve intact its present business organization, and its relationship with those having business dealings with it, to the end that its goodwill and business shall not be impaired in a manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fording;

(i)	execute and deliver for the benefit of RBC certificates of senior officers of Fording confirming such matters as RBC may reasonably request in order to enable it to issue and deliver the RBC Fairness Opinion; and

(j)	to allow representatives of Teck and Westshore to attend the Fording Meeting.

4.2	Covenants of Teck and Westshore

      Each of Teck and Westshore hereby covenants and agrees and, if applicable, will cause its subsidiaries to perform all obligations required or desirable to be performed by it under this Agreement, to co-operate with Fording in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

(a)	to apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to Teck or Westshore, as the case may be, and, in doing so, to keep Fording informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing Fording with copies of all related applications and notifications, in draft form (except that commercially confidential information of Teck or Westshore, as the case may be, may be expurgated in Fording’s copy) in order for Fording to provide its reasonable comments and providing Fording with copies of all material correspondence;

(b)	to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from Teck and Westshore or their respective subsidiaries relating to the Transaction;

(c)	vote the Common Shares held by them, and cause their Affiliates and all of their respective directors and officers to vote the Common Shares held by them, in favour of the Resolutions at the Fording Meeting;

(d)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Teck or Westshore or a subsidiary in connection with the Amended Arrangement from other parties to any loan agreements, material leases or other material contracts;

(e)	subject to applicable Law, to not take any action to alter or amend any rights to indemnification or exculpation existing in favour of directors or officers of Fording or Fording Subsidiaries or otherwise diminish directors or officers liability insurance currently maintained by Fording in a manner that could be prejudicial to such Persons for a period of six years from the Effective Date;

(f)	not take any action, refrain from taking any action or permit any action to be taken or not taken, inconsistent with this Agreement and which would reasonably be expected to significantly impede the consummation of the Amended Arrangement; and

(g)	until the third anniversary of the Effective Date, to not take any action to alter or amend any Fording compensation arrangement other than as contemplated in the Information Circular, without substituting therefore compensation arrangements that are, in the opinion of the continuing directors, no less favourable, in the aggregate, than those arrangements currently in existence.

      In addition, Teck covenants and agrees to continue to carry on its metallurgical coal business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its present business organization and its relationship with those having business dealings with it, to the end that its goodwill and business shall not be impaired in a manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Teck Contributed Assets.

4.3	Fording Covenants Regarding Non-Solicitation

(a)	Fording shall, and shall cause the officers, directors, employees, representatives and agents of Fording and its Subsidiaries to cease all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and request and enforce the return or destruction of all confidential information provided in connection therewith.

(b)	Subject to Section 4.3(e), Fording shall not, directly or indirectly, through any officer or director of Fording, or any of its subsidiaries, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iv) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal.

(c)	Notwithstanding Section 4.3(b) and any other provision of this Agreement, nothing shall prevent the Board of Directors from (i) complying with Fording’s disclosure obligations under applicable Laws with regard to an Acquisition Proposal, (ii) taking any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (iii) considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 4.3(e), or (iv) withdrawing, modifying or qualifying (or publicly proposing to withdrawing, modifying or qualifying), in any manner adverse to Teck or Westshore, the approval or recommendation of the Amended Arrangement by the Board of Directors if and only to the extent that, in any such case referred to in clause (iii) or this clause (iv), (A) the Fording Meeting shall not have occurred, (B) Fording has complied with this Section 4.3 and (C) the Board of Directors concludes in good faith in the case of clause (iii) and (iv), after consultation with their outside legal and financial advisors, (x) that any required financing of such Acquisition Proposal is reasonably likely to be obtained; (y) that in the case of clause (iii) that, after taking the steps contemplated in clause (iii), it is reasonably likely that the Board of Directors could determine that such Acquisition Proposal is a Superior Proposal; and (z) that in the case of clause (iv) the Acquisition Proposal constitutes a Superior Proposal.

(d)	Fording shall forthwith notify Teck and Westshore of any Acquisition Proposal and any inquiry of which a director or a senior officer of Fording or Fording’s financial advisor is made aware that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Fording or any Fording Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of Fording or any Fording Subsidiary by any Person. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making the first mentioned proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Teck may reasonably request. Fording shall keep Teck and Westshore informed of the status, including any change to the material terms, of any such Acquisition Proposal or inquiry in a timely manner, on at least a next day basis.

(e)	If Fording receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Fording is permitted, subject to and as contemplated under Section 4.3(c), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors may, subject to the execution by such Person of a confidentiality agreement containing employee non-solicitation and standstill provisions substantially similar to those contained in the Confidentiality Agreements provide such Person with access to information regarding Fording; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making an Acquisition Proposal for consideration for each Common Share that is equal to or superior to that contained in such Acquisition Proposal at the time of entry into such confidentiality agreement in accordance with this Agreement, and provided further that Fording sends a copy of any such confidentiality agreement to Teck and Westshore promptly upon its execution and Teck and Westshore are each provided with a list of, and copies of, the information provided to such Person and is also provided upon request with access to similar information to which such Person was provided on a timely basis.

(f)	Fording shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.3, and Fording shall be responsible for any breach of this Section 4.3 by its and its subsidiaries’ officers, directors, employees, representatives or agents.

4.4	Right of First Refusal

(a)	Fording will not enter into any agreement, arrangement or understanding regarding a Superior Proposal (a “Proposed Agreement”) without providing Teck and Westshore with an opportunity to amend this Agreement to provide for consideration and financial terms which are, in the Board of Directors’ sole discretion, financially equal or superior to those contained in the Proposed Agreement, with the result that the Superior Proposal would cease to be a Superior Proposal. Fording will provide Teck and Westshore with a copy of any Proposed Agreement, as executed by the Person making the proposal, as soon as possible and in any event not less than four Business Days prior to its proposed execution by Fording. In the event Teck and Westshore agree to amend the Agreement so that it would be financially equal or superior to the Proposed Agreement, Fording covenants to not enter into the Proposed Agreement and shall agree to work with Teck and Westshore to amend this Agreement and no fee shall be payable under Section 6.3 in respect of the Proposed Agreement.

(b)	Subject to Section 4.1(a), nothing contained in this Section 4.4 shall limit in any way the obligation of Fording to convene and hold the Fording Meeting.

ARTICLE 5

CONDITIONS

5.1	Mutual Conditions Precedent

      The respective obligations of the Parties to complete the Transaction shall be subject to the satisfaction, on or before the Closing Time, of the following conditions precedent, each of which may only be waived by the mutual consent of Teck, Westshore and Fording:

(a)	the Arrangement Resolution shall have been approved at the Fording Meeting in accordance with the Interim Order;

(b)	the Final Order shall have been granted in form and substance satisfactory to Fording, Teck and Westshore, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Fording, Teck or Westshore, each acting reasonably, on appeal or otherwise;

(c)	New Fording and Subco shall have in place credit facilities in the aggregate of $500 million, of which $255 million shall be available for distribution to fund the Cash Option;

(d)	the Articles of Arrangement and all necessary related documents filed with the Director in accordance with the Amended Arrangement shall be in form and substance satisfactory to each of the Parties, acting reasonably, and shall have been accepted for filing by the Director together with the Final Order in accordance with subsection 192(6) of the CBCA;

(e)	there shall be no action taken under any existing applicable Law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or Governmental Authority or similar agency, domestic or foreign, nor shall there be in force any order or decree of any such entity that:

(i)	make illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Transaction or any of the other transactions contemplated herein;

(ii)	results in any judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; or

(iii)	imposes or confirms material limitations on the ability of the Fund to issue Units or effectively exercise full rights of ownership of the securities of New Fording, including, without limitation, the right to vote any such securities;

(f)	the Regulatory Approvals and third party approvals including consents and approvals required under the CP Arrangement Agreement, the CPR Agreement and the Genesee Agreements, as well as the FX Acknowledgements and coal sales agreements shall have been obtained or satisfied on terms and conditions satisfactory to Teck, Westshore and Fording acting reasonably;

(g)	other than the Regulatory Approvals, all consents, waivers, permits, orders and approvals of any Governmental Authority, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Amended Arrangement, the failure of which to obtain or the non-expiry of which would constitute a criminal offence or would have a Material Adverse Effect on Teck, Westshore or Fording, as the case may be, shall have been obtained or satisfied on terms that could not reasonably be expected to have a Material Adverse Effect on Teck, Westshore and/or Fording;

(h)	there shall not have occurred any actual change or amendment to, or any proposal by the Minister of Finance (Canada) or Internal Revenue Service to change or amend, the Canadian Tax Act, or U.S. Tax Code, as applicable or to any applicable provincial tax legislation or the regulations thereunder or any publicly stated administrative position or practice in relation thereto which individually or in the aggregate, directly or indirectly, has or could reasonably be expected to have any material adverse effect on the benefits anticipated to be enjoyed by Securityholders upon consummation of the Transaction;

(i)	the approval of the TSX to the conditional substitutional listing of the Units to be issued pursuant to the Amended Arrangement shall have been obtained, subject only to the filing of required documents and such Units shall also have been listed by the NYSE, subject to official notice of issuance; and

(j)	this Agreement shall not have been terminated pursuant to Article 6.

5.2	Additional Conditions Precedent to the Obligations of Teck and Westshore

      The respective obligations of each of Teck and Westshore to complete the Transaction shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for Teck and Westshore’s exclusive benefit and may be waived by Teck and Westshore acting jointly):

(a)	all covenants of Fording under this Agreement to be performed on or before the Effective Time shall have been duly performed by Fording in all material respects and Teck and Westshore shall have received a certificate of Fording addressed to Teck and dated the Closing Date, signed on behalf of Fording by two senior executive officers of Fording (on Fording’s behalf and without personal liability), confirming the same as at the Closing Date;

(b)	the representations and warranties of Fording in this Agreement shall have been true and correct on the date of this Agreement as follows: (i) the representations and warranties of Fording that are qualified by references to materiality shall be true and correct; (ii) the representations and warranties of Fording not so qualified (except Section 3.1(g)) shall be true and correct (except for the failure of such representation to be true and correct, individually or in the aggregate, which has not had and could not reasonably be expected to have a Material Adverse Effect on Fording or prevent or delay the Transaction); (iii) the representations in Section 3.1(g) shall be true and correct in all material respects, in each case as of the Closing Date Time as if made on and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and Teck and Westshore shall have received a certificate of Fording addressed to Fording and dated the Closing Date, signed on behalf of Fording by two senior executive officers of Fording (on Fording’s behalf and without personal liability), confirming the same as at the Closing Date;

(c)	the board of directors of Fording shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Fording and the subsidiaries to permit the consummation of the Amended Arrangement;

(d)	during the Pre-Effective Date Period, there shall not have occurred or have been disclosed to the public if previously undisclosed to the public, Teck or Westshore, a Material Adverse Change to Fording; and

(e)	the Transaction Agreements and the Terminal Agreement shall have been executed and delivered to the other Parties, as applicable, by Fording.

5.3	Effect of Breach

      Teck and Westshore may not rely on the failure of Fording to satisfy any of the conditions precedent set forth in Section 5.1 or Section 5.2 if the condition precedent would have been satisfied but for a material default by Teck or Westshore in complying with their respective obligations in this Agreement.

5.4	Additional Conditions Precedent to the Obligations of Fording

      The obligations of Fording to complete the Transaction shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Fording and may be waived by Fording):

(a)	all covenants of Teck and Westshore under this Agreement to be performed on or before the Closing Date Time shall have been duly performed by Teck or Westshore, as the case may be, in all material respects, and Fording shall have received a certificate of each of Teck and Westshore addressed to Fording and dated the Closing Date, signed on behalf of Teck and Westshore by two senior executive officers of each of Teck and Westshore (on Teck’s and Westshore’s behalf and without personal liability), confirming the same as at the Closing Date;

(b)	all representations and warranties of each of Teck and Westshore under this Agreement shall have been true and correct on the date hereof as follows: (i) the representations and warranties of Teck and Westshore that are qualified by references to materiality shall be true and correct; (ii) the representations and warranties of Teck not so qualified (except Section 3.2(e) shall be true and correct (except for the failure of such representation to be true and correct, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Teck Contributed Assets or Westshore, as the case may be, and that could not reasonably be expected to prevent or delay the Transaction); (iii) the representations in Section 3.2(e) shall be true and correct in all material respects (in each case as of the Closing Date Time as if made on and as of such time except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and Fording shall have received a certificate of each of Teck and Westshore addressed to Fording and dated the Closing Date, signed on behalf of each of Teck and Westshore by two senior executive officers of each of Teck and Westshore (on Teck’s and Westshore’s behalf and without personal liability), confirming the same as at the Closing Date;

(c)	Teck and Westshore shall have deposited, prior to the prescribed time for payment under the Amended Plan, the aggregate cash subscription purchase price payable pursuant to Section 2.2(a) based upon the elections of the Securityholders to a trust account maintained by the Registrar and Transfer Agent of Fording to facilitate payment to Securityholders;

(d)	the Unitholder Rights Plan Resolution shall have been approved at the Fording Meeting by not less than a simply majority of the votes cast by the Shareholders in accordance with any applicable Laws;

(e)	the Key Employee Unit Option Plan Resolution shall have been approved at the Fording Meeting by not less than a simply majority of the votes cast by Disinterested Securityholders in accordance with any applicable regulatory requirements;

(f)	arrangements satisfactory to Fording shall have been entered into to ensure that all outstanding Options shall have been exchanged, ultimately, for Exchange Options issued under the Exchange Option Plan; and

(g)	Fording’s credit and foreign exchange facilities shall have been reformulated to the satisfaction of the Board of Directors.

5.5	Effect of Breach

      Fording may not rely on the failure of Westshore or Teck to satisfy any of the conditions precedents in Section 5.1 or Section 5.4 if the condition precedent would have been satisfied but for a material default by Fording in complying with its obligations in this Agreement.

5.6	Notice and Cure Provisions

(a)	The Parties will give prompt notice to each other of the occurrence, or failure to occur, at any time during the Pre-Effective Date Period of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of another Party contained herein to be untrue or inaccurate on the date hereof or on the Effective Time such that the conditions set forth in any of Sections 5.1, 5.2 or 5.4, would not be satisfied as of the Effective Time; or

(ii)	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Time such that the conditions set forth in any of Sections 5.1, 5.2 or 5.4, as applicable would not be satisfied as of the Effective Time.

(b)	None of Teck, Westshore or Fording may seek to rely upon any conditions precedent contained in Sections 5.1, 5.2 or 5.4, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, Fording, Teck or Westshore, as the case may be, has delivered a written notice to the other Parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Teck, Westshore or Fording, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Fording, Teck or Westshore, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured (for greater certainty, except by way of disclosure in the case of representations and warranties), the other Parties may not terminate this Agreement as a result thereof until four Business Days from such date on which such notice is delivered. If such notice has been delivered prior to the date of the Fording Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application or filing, as the case may be, shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect on the Party in breach, this Agreement may not be terminated as a result of the cured breach.

5.7	Satisfaction of Conditions

      The conditions precedent set out in Sections 5.1, 5.2 or 5.4 shall be conclusively deemed to have been satisfied, waived or released when a Certificate of Arrangement in respect of the Amended Arrangement is issued by the Director, it being understood, that such issuance will not extinguish liability arising from a breach of any covenant, representation or warranty.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1	Amendment

      Subject to applicable Laws, this Agreement may, at any time and from time to time before or after the holding of the Fording Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties.

6.2	Termination

(a)	If any condition contained in Sections 5.1 or 5.2 is not satisfied at or before the Closing Time, then Teck or Westshore may, subject to Section 5.3 and to Section 5.6 by notice to Fording terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided, including under Section 6.3), but without detracting from the rights of Teck or Westshore arising from any breach by Fording but for which the condition would have been satisfied.

(b)	If any condition contained in Sections 5.1 or 5.4 is not satisfied at or before the Closing Time, then Fording may, subject to Section 5.5 and to Section 5.6, by notice to Teck and Westshore terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided, including under Section 6.3), but without detracting from the rights of Fording arising from any breach by Teck or Westshore but for which the condition would have been satisfied.

(c)	This Agreement may:

(i)	be terminated by the mutual agreement of Fording, Teck and Westshore, (and for greater certainty, without further action on the part of the Securityholders if terminated after the holding of the Fording Meeting);

(ii)	be terminated by either Fording, Teck or Westshore if there shall be passed any Law that makes consummation of the Amended Arrangement illegal or otherwise prohibited;

(iii)	be terminated by Teck or Westshore, if

(A)	the Board of Directors shall have failed to recommend or shall have withdrawn, modified or changed its approval or recommendation of the Arrangement Resolution, or

(B)	the Board of Directors shall have approved or recommended any Acquisition Proposal other than the Amended Arrangement;

(iv)	be terminated by Fording, provided that Fording is not then in material breach or default of any of its obligations hereunder, upon any determination by the Board of Directors at the conclusion of the process set out in Section 4.3 that an Acquisition Proposal constitutes a Superior Proposal and that Teck’s and Westshore’s rights under Section 4.4 have expired unexercised by them; or

(v)	be terminated by either Fording, Teck or Westshore, if the approval of the Amended Arrangement by the Securityholders, in the manner set out in the Interim Order, shall not have been obtained at the Fording Meeting, or if a court as a matter of final determination that is not subject to appeal declines to grant the Final Order in a form consistent with this Agreement;

in each case, prior to the Effective Time.

(d)	If the Effective Date has not occurred on or prior to the Outside Date, then, unless otherwise agreed in writing by the Parties, this Agreement shall terminate provided that in the event that the conditions set forth in Section 5.1(e) above shall not have been satisfied by that date, the other Parties, acting jointly, may unilaterally extend the Outside Date until March 31, 2003 upon written notice to the other Party, in which case the Outside Date shall be deemed for all purposes to be March 31, 2003, provided that the right to terminate this Agreement pursuant to this Section 6.2(d) shall not be available to the Party seeking to terminate if any action of such Party or its Affiliates or the failure of such Party or its Affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in the conditions contained in Sections 5.1, 5.2 or 5.4 (as applicable) not having been satisfied prior to the Outside Date.

(e)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no Party shall have any further liability to perform its obligations under this Agreement except as provided in Section 6.3 and as otherwise expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in this Section 6.2(e) shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.3	Break and Other Fees

(a)	If:

(i)	Either Teck or Westshore shall terminate this Agreement pursuant to Section 6.2(c)(iii) or Fording shall terminate this Agreement pursuant to Section 6.2(c)(iv) in circumstances where Teck and Westshore are not in material breach of their obligations under this Agreement; or

(ii)	either Fording, Teck or Westshore shall terminate this Agreement pursuant to Section 6.2(c)(v) and the Board of Directors, within six months following the date of the Fording Meeting, approves or recommends an Acquisition Proposal that was publicly made, publicly announced or otherwise publicly disclosed by any Person other than Teck prior to the Fording Meeting but subsequent to the date hereof or such an Acquisition Proposal is actually consummated within six months following the date hereof, then in any such case Fording shall pay to Teck and Westshore together the Break Fee in immediately available funds to an account designated by Teck and Westshore. Such payment shall be due (A) in the case of a termination specified in clause (i), within one Business Day after written notice of termination by Teck or Westshore or (B) in the case of a termination specified in clause (ii) above, one Business Day after the approval, recommendation or consummation of an Acquisition Proposal as described in Section 6.3(a)(ii).

(b)	Break fee means $51 million (the “Break Fee”).

(c)	Fording’s obligations under this Section 6.3 survive termination or expiry of this Agreement. Fording shall not be obligated to make more than one payment pursuant to this Section 6.3.

6.4	Effect of Break Fee Payment

      For greater certainty, the parties agree that if Fording pays to Teck and Westshore the amount required by Section 6.3(b) as a result of the occurrence of any of the events referenced in Section 6.3(a), Teck and Westshore shall have no other remedy for any breach of this Agreement by Fording.

6.5	Remedies

      Subject to Section 6.4, the Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

ARTICLE 7

GENERAL

7.1	Notices

      Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile, with or without copies by e-mail (provided it is understood that e-mail shall not be a form of delivery):

          (a) If to Fording, at:

Suite 1000
205 Ninth Avenue S.E.
Calgary AB T2G 0R4

Attention: Jim Jones
Telecopier No.: (403) 264-7339
Email: jim jones@fording.ca

              with a copy to:

Osler Hoskin & Harcourt LLP
1900, 333 – 7th Avenue SW
Calgary AB T2P 2Z1

Attention: Frank J. Turner
Telecopier No.: (403) 260-7017
Email: fturner@osler.com

          (b) If to Teck at:

Suite 600
200 Burrard Street
Vancouver BC V6C 3L9

Attention: Peter Rozee
Telecopier No.: (604) 640-5355
Email: peter.rozee@teckcominco.com

               with a copy to:

Lang Michener
BCE Place, PO Box 747
Suite 2500, 181 Bay Street
Toronto ON M5J 2T7

Attention: Geofrey Myers
Telecopier No.: (416) 365-1719
Email: gmyers@langmichener.ca

          (c) If to Westshore at:

Westshore Terminals Income Fund
Suite 1600
1055 West Hastings Street
Vancouver BC V6E 2H2

Attention: M.J. Korenberg/N. Desmarais
Telecopier No.: (604) 687-2601

Email:	michael korenberg@jp-group.com

nick desmarais@jp-group.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

      Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

7.2	Assignment

      Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns. No third party shall have any rights hereunder unless expressly stated to the contrary.

7.3	Co-Operation and Further Assurances

      The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions. Without limitation and subject to the terms of this Agreement, the Parties shall co-operate with each other in furtherance of completing the Transaction contemplated by this Agreement.

7.4     Effect on Westshore Trustee

      The Trustee of Westshore has entered into this Agreement solely in his capacity as Trustee on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustee or upon any of the Unitholders of the Fund or any annuitant under a plan of which a Unitholder is a trustee or carrier (“annuitant”). Any recourse against the Fund, the Trustee or any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of the Fund’s assets, without recourse to the personal assets of any of the foregoing Persons.

7.5     Expenses

      Subject to Section 6.3, the Parties agree that all costs and expenses of the Parties relating to the Transaction and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

7.6     Execution and Delivery

      This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

      IN WITNESS WHEREOF the Parties hereto have executed this Combination Agreement as of the date first written above.

FORDING INC.

By:	(signed) “James G. Gardiner”

TECK COMINCO LIMITED

By:	(signed) “David A. Thompson”

WESTSHORE TERMINALS INCOME FUND by its Trustees

For and on behalf of the Trustees

By:	(signed) “Michael Korenberg”

Trustee

FINAL

SCHEDULE 2.3(a)

TERM SHEET — GENERAL PARTNERSHIP AGREEMENT

Parties:	• Fording and Teck.

Management and Employees:	• In order to facilitate an efficient transition upon completion of the Transaction, the management and employees of the Partnership will be employed by the successor by amalgamation to Fording (“New Fording”) as agent for the Partnership on terms no less favourable than their current terms of employment.

• New Fording will make all such persons exclusively available to the Partnership and the Partnership shall reimburse New Fording for all costs/benefits relating to such employees and will indemnify New Fording against claims by such persons.

• Subject to the following, the Partnership’s management team shall be responsible for and shall manage the business and affairs of the Partnership.

Partnership Management Committee:	• The operation of the Partnership will be supervised by the Partnership Management Committee (“PMC”) which will be comprised of five members, two of whom will be appointed by Teck and three of whom will be appointed by the Board of Directors of New Fording in the manner specified below.

• The duty of the members of the PMC shall be to act in the best interests of the Partnership.

• The New Fording nominees to the PMC shall be appointed by resolution of the Board of Directors of New Fording which resolution must also be approved by a simple majority of the independent directors. Initially, New Fording’s nominees to the PMC shall be Jim Gardiner, Jim Popowich and Allen Hagerman.

• In the event that Teck’s interest in the Partnership falls below 50% of its initial Partnership interest, then Teck shall be entitled to appoint one member to the PMC and New Fording shall be entitled to appoint four.

• In the event that Teck’s interest in the Partnership falls below 25% of its initial Partnership interest, it shall not be entitled to appoint any members to the PMC and Fording shall be entitled to appoint all of the members.

• The PMC shall meet not less than quarterly except in the first year when meetings shall be held bi-monthly or as often as required.

• well as supervising management of the Partnership, the PMC shall be responsible for approving the annual operating and capital plans and budget.

Special Majority Matters:	• Notwithstanding the foregoing, certain matters will require approval of all the Partners.

• The Partnership Agreement shall provide that the following matters require unanimous approval of the Partners provided Teck holds not less than 25% of its Initial Partnership interest (a “Special Resolution”):

(a) Merger, arrangement, or other similar transaction involving substantially all of the business or assets of the Partnership;

(b) reorganization of the structure of the Partnership in a manner that would materially adversely affect the tax or financial consequences to a Partner;

(c) any change in the distribution policy of the Partnership;

(d) a voluntary bankruptcy/insolvency proceeding or steps for the appointment of a receiver in respect of any material part of the business or assets of the Partnership;

(e) liquidation of the Partnership’s assets or dissolution of the Partnership;

(f) admission of new Partners, other than wholly-owned subsidiaries or affiliates of a Partner;

(g) issue of new Partnership Units;

(h) suspending any of the operations of the Partnership’s business for a term in excess of one year;

(i) annual capital requirements not included in an approved budget in excess of $10 million;

(j) a decision to continue the Partnership if the Partnership is terminated by operation of law; or

(k) a decision to amend, modify, alter or repeal any Special Resolution.

Supermajority Matters:	• The Partnership Agreement will provide that the following matters require the approval of either (i) four members of the PMC or (ii) three members of the PMC including one nominee of each of Fording and Teck:

(a) approval of the annual operating and capital plans or budget, including any material amendment thereto, prior to its expiry;

(b) any sale, lease, exchange, transfer, disposition or assignment of material assets of the Partnership other than as contemplated by the annual operating and capital plans and budget;

(c) institution or settlement of litigation in amounts in excess of $500,000;

(d) reserves for working capital and capital expenditures other than as contemplated by the annual operating and capital plans and budget;

(e) hedging transactions other than as contemplated by the annual operating and capital plans and budget;

(f) any delegation of the powers of the PMC to management of the Partnership; and

(g) any borrowings in excess of the $100 million available under the Partnership’s Operating Facility.

Contributions:	• At the Closing Time, Fording contributes 100% of its assets, other than its Industrial Minerals Operations and Mount Washington, all as further described and in the manner set forth in the Fording Contribution Term Sheet attached hereto as Schedule “A” (the “Fording Contributed Assets”).

• At the Closing Time, Teck contributes all of its coal assets, other than the Bull Moose Mine which will be contributed at a later date, and $200 million in cash, all as further described and in the manner set forth in the Teck Contribution Term Sheet attached hereto as Schedule “B” (the “Teck Contributed Assets”).

• Any of the foregoing assets which cannot be conveyed at the Closing Time will be held in trust for the Partnership and the economic interests therein shall be assigned to the Partnership. In such case, the party required to convey such asset will use it best efforts to cause the asset to be transferred to the Partnership as soon as possible. In addition, it is understood that the Partners will use their best efforts to ensure that the Fording Contributed Assets and the Teck Contributed Assets (collectively, the “Contributed Assets”) are contributed to the Partnership on a tax efficient basis for the contributor having due regard to the benefits anticipated to accrue to such party pursuant to the Transaction. If any of the Contributed Assets can not be conveyed on such basis, the Partner shall hold such assets in trust for the Partnership and shall assign to the Partnership, the economic interest therein. Thereafter, the Partner shall use its best efforts to ensure that such asset is transferred to the Partnership as soon as possible.

Partnership Units:	• Fording receives, in consideration of its contribution of the Fording Contributed Assets, 37,586,909 Class A Partnership Units (“Class A Units”) representing 62.3% of the Partnership Units.

• Teck receives, in consideration of its contribution of the Teck Contributed Assets, 22,725,690 Class Exchangeable B Partnership Units (“Class B Units”) representing 37.7% of the Partnership Units.

• The two classes will carry equal rights in respect of cash distributions and the allocation of net income and losses of the Partnership. Income and loss of the Partnership for accounting purposes will be allocated to each Partner in the same proportion as income or losses allocated for tax purposes.

• Class B Units will be exchangeable for Units of Fording at the option of the holder in accordance with the Exchange Rights Term Sheet, unless the exchange would jeopardize Fording’s status as a “unit trust”, “mutual fund trust” or “registered investment” under the Income Tax Act (Canada) or would cause Fording to be considered foreign property under the Income Tax Act (Canada).

• The declaration of trust of Fording will provide that holders of Class B Units will be entitled to participate in all votes of Fording unitholders as if they were the holders of the number of Fording Units which they would receive if the exchange of the Class B Units had occurred as of the record date for such votes and shall be treated in all respects as Fording unitholders for the purposes of any such votes. For greater certainty, Teck shall be entitled to exercise one vote in respect of each

Class B Unit held (assuming that no dilution events have occurred that would trigger anti-dilution adjustments).

Distributions:	• The Partnership will distribute to its Partners their pro rata portions of distributable cash on a monthly basis. Distributable cash will be defined as all the Partnership’s available cash after reservation for:

(a) payment of its debt obligations, if any;

(b) operating expenses and Sustaining Capital Expenditures; and

(c) allocations to a reserve for reasonably anticipated working capital and capital expenditure requirements as determined by the management of the Partnership.

Formation of Partnership:	• The name of the Partnership will be Fording Coal Partnership and it will be formed pursuant to the laws of Alberta.

Representations and Warranties:	• The Partners will make standard representations and warranties regarding status and capacity and the other customary representations and warranties contemplated by their respective Contribution Term Sheets.

Other Activities:	• Partners can engage in other activities unrelated to the production and sale of coal in North America for which they are not liable to account to the Partnership.

Unlimited Liability of Partners:	• Except as provided below in respect of the guarantee referred to under “Financing Arrangements,” Partners have unlimited liability for all debts, liabilities and obligations of the Partnership.

Partnership Unit Certificate:	• Partnership Units are evidenced by certificates; the Partnership Agreement will include standard provisions relating to signing and delivering certificates and lost certificates.

Partnership Meetings:	• Either Partner can call a meeting at any time on 10 business days’ notice.

• Quorum for Partnership meetings will be at least two Partners holding 100% of the outstanding Partnership Units.

• Partners may attend meetings in person or by proxy.

Amendments to Partnership Agreement:	• Amendments require the consent of all Partners.

Financing Arrangements:	• The Partnership will provide the guarantee contemplated by the financing arrangements being put in place in connection with the Transaction provided in such case, the rights of the lender under the guarantee shall be limited in recourse to the assets of the Partnership, it is unsecured and its principal amount is not greater than $500 million (the “Initial Principal Amount”) and will provide a similar guarantee in respect of the refinancing of any such facilities provided that the amount being refinanced is not greater than the Initial Principal Amount and the terms and conditions of the replacement guarantee are no more onerous than those of the guarantee given in connection with the initial financing.

• New Fording will covenant in favour of Teck not to sell any of its partnership interest as long as the foregoing guarantee is in place.

• The Partnership will have in place a $100 million Operating Facility which management shall be entitled to draw down in accordance with the Partnership Agreement.

• In addition, the Partners acknowledge and agree that up to $20 million will be drawn down under the Partnership’s Operating Facility in order to fund the expansion of the Partnership’s activities at Whitewood in 2003.

Pledge of Partnership Unit:	• A Partner can pledge, mortgage or hypothecate a Partnership Unit subject to the credit facilities and guarantees being put in place in connection with the Transaction.

Capital and Current Accounts:	• Separate capital accounts will be established for the Class A Units and Class B Units to which contributions and distributions of capital are credited and debited.

• Separate current accounts will be established for the Class A Units and Class B Units to which income and losses are credited and debited.

• Partners have no right to interest on any current or capital account.

Restrictions on Withdrawals:	• No Partner will have any right to withdraw any amount or receive any distribution except as provided in the Partnership Agreement and permitted by law.

Fiscal Period:	• 12 months ended January 31 of each year.

Sale/ Assignment of Partnership Interest:	• A Partner may sell, assign, transfer or dispose of its Partnership interest to a subsidiary or affiliate (a “permitted transferee”) however, any intended sale, assignment, transfer or disposition to other than a permitted transferee is subject to a right of first offer to the other Partner.

Winding up/ Dissolution of Partnership:	• The Partnership continues until wound up or dissolved which will occur on authorization by Special Resolution.

• After all Partnership’s liabilities are satisfied, assets are distributed to reduce amounts contributed in cash to capital and pro rata to Partners, subject to rights of set-off in the event that the Partnership has rights against a Partner.

FINAL

Schedule 2.3(b)

EXCHANGE RIGHTS TERM SHEET

Parties:	Fording Income Trust (the “Fund”) Fording Inc. (“Fording”) Fording Coal Partnership (“Coal Partnership”) Teck-Cominco Limited (“Teck”)

Right of Exchange:	Teck may indirectly exchange its Class B Exchangeable Units (the “Partnership Units”) at its option indirectly for Trust Units (unless the exchange would jeopardize the Trust’s status of a “unit trust”, “mutual fund trust” or “registered investment” under the Tax Act or cause Trust Units to be considered “foreign property” for purposes of the Tax Act).

Exchange Ratio:	The Class B Exchangeable Units owned by Teck may be indirectly exchanged on prior notice on a one for one basis into Fund units, subject to reasonable anti-dilution provisions, provided for greater certainty there is no adjustment for Fund distributions. Certificates representing the Trust Units issued on the one to one exchange to be issued within five business days of the date of the Final Notice of Exchange.

Net Liability Amount Adjustment:	If at the time of the exchange, Fording or the Fund has a Net Liability Amount (as defined below), then Teck will be entitled to receive a payment (the “Exchange Payment”) as compensation for the difference between the value of its Class B Exchangeable Units and the value of the Fund Units taking into account the Net Liability Amount.

In order to exercise the exchange right Teck will give a Preliminary Notice of Exchange to the Fund. Upon receipt of a Preliminary Notice of Exchange by the Fund:

a) Within 30 days of receipt of the Preliminary Notice of Exchange, the Fund will at Teck’s expense have a statement calculating the Net Liability Amount prepared by a major Canadian investment bank chosen by the Trustees who are independent of Teck for purposes of TSX rules (the “Independent Trustees”) and acceptable to Teck acting reasonably. The valuation date for the Net Liability Amount shall be the date of the Preliminary Notice;

b) Within 10 days of receipt of the Net Liability Amount statement, the Trust will deliver a copy of the statement to Teck and will notify Teck of the election of the Fund to either make a Cash Exchange Payment or a Unit Exchange Payment (in each case as defined below);

c) Within ten days of receipt of the Net Liability Amount statement and notice from the Fund of its intention to elect a Cash Exchange Payment or Unit Exchange Payment, Teck will indicate whether it intends to proceed with the exchange by giving the Fund a Final Notice of Exchange failing which Teck shall be deemed not to have proceeded;

d) If the Fund has elected a Cash Exchange Payment, if reasonably practicable on terms consistent with any existing indebtedness, within 90 days of receipt of the Final Notice of Exchange, the Fund or Fording will incur additional indebtedness (through new indebtedness or restructuring existing indebtedness) is an amount of indebtedness such that the Net Liability Amount of the Fund and Fording per Fund unit after the exchange will be equal to the Net Liability Amount per unit calculated prior to the exchange and pay in cash to Teck an amount in cash per unit exchanged equal to the Net Liability Amount per unit (the “Cash Exchange Payment”), in addition to the Fund units indirectly issuable on the exchange;

e) If after providing a notice electing the Cash Exchange Payment, the Fund determines within 30 days of the earlier of (x) a determination that (d) is not practicable or (y) 90 days after receipt of the Final Notice of Exchange if the financing is not completed, the Fund or Fording will issue a subordinated note with a term of two years at a rate of interest equal to the greater of (i) the rate of interest on the existing credit facilities plus 150 basis points, or (ii) the yield on two year term Canada bonds plus 300 basis points and which may be repaid at anytime without penalty at the option of the Fund and Fording in cash or through the issuance of additional units to Teck with an aggregate market value equal to the Net Liability Amount per unit times the number of units exchanged or a combination of both, such market value to be determined based on the weighted average trading price over the twenty trading days prior to issue. If the Independent Trustees determine such trading price is not representative of the fair market value, such Trustees may choose to retain a nationally recognized investment dealer to determine the fair market value of the Trust Units and such fair market value will be utilized to determine the price of the Trust Units, subject to dispute resolution mechanism that may be invoked by Teck.

f) If the Fund has elected a Unit Exchange Payment as part of the indirect exchange, the Fund will issue additional Units to Teck with an aggregate market value equal to the Net Liability Amount per unit times the number of units exchanged, such market value to be determined based on the weighted average trading price over the twenty trading days prior to the valuation date. If as a consequence of sudden and unanticipated changes in financial markets that materially adversely affect the price of the Units, the Independent Trustees determine such trading price is not representative of the fair market value, such Trustees may choose to retain a nationally recognized investment dealer acceptable to Teck to determine the fair market value of the Trust Units and such fair market value will be utilized to determine the price of the Trust Units, subject to dispute resolution mechanism that may be invoked by Teck.

The exchange right will be subject to a substantial minimum exchange amount (two million units) and will be subject to the usual anti-dilution provisions if there have been anti-dilution events between the valuation date and date of issuance of the Units. Teck may issue a Preliminary Notice of Exchange no more than once in any twelve month period and ten times in total. If on any exchange Teck would thereafter hold less than 10% of the total outstanding Class A Partnership Units and Class B Exchangeable Units, then Teck shall exchange all its remaining Class B Exchangeable Units. The exchange right may not be exercised if the Trust has securities on distribution under a prospectus.

All decisions with respect to this process including the ability of the Fund and Fording to raise debt or equity to repay such shall be made by the Independent Trustees. Teck will vote to support such refinancing.

“Net Liability Amount” is the aggregate fair market value of indebtedness including accrued but unpaid interest for third party borrowed money of the Fund and Fording, less the fair market value of other assets net the fair market value of other liabilities of the Fund and Fording, other than its interest in the Coal Partnership.

Mechanics:	Despite anything herein, the actual exchange will be a two step exchange right, first into Fording securities (Subordinated debt and equity) and then immediately into Units.

Termination of Trust:	In the event of the liquidation, dissolution or winding-up of the Fund or any other distribution of the assets of the Trust among its Unitholders for the purpose of winding up its affairs, Teck’s exchange right terminates if it does exchange by winding up date.

Takeovers/Mergers:	Exchange rights terminate if Teck does not tender to a bid for Units where offeror obtains 90% of Units not held by offeror. Fund to use commercially reasonable efforts to facilitate either conditional tender without exercise of exchange rights or extension of bid after initial take-up.

FINAL

SCHEDULE 2.4

FORDING INCOME TRUST

GOVERNANCE AGREEMENT

TERM SHEET

Parties:	• Fording Income Trust (the “Fund”)

• Fording

• Teck

• Westshore

Governing Principles:	• Governance to generally reflect proportional interest, while at the same time providing appropriate minority protections and good governance standards

Voting:	• The declaration of trust of Fording will provide that holders of Class B Units other than Fording will be entitled to participate in all votes of Fording unitholders as if they were the holders of the number of Fording Units which they would receive if the exchange of the Class B Units had occurred as of the record date for such votes and shall be treated in all respects as Fording unitholders for the purposes of any such votes. For greater certainty, Teck shall be entitled to exercise one vote in respect of each Class B Unit held (assuming that no dilution events have occurred that would trigger anti-dilution adjustments).

Trustees:	• Fording Income Trust will have 7 Trustees

• Teck will be entitled to nominate that number of Trustees that is proportional to its unitholding provided its unitholding exceeds 10% on a fully diluted basis

• Westshore will be entitled to nominate that number of Trustees that is proportional to its unitholding provided its unitholding exceeds 10% of outstanding units

• In all events, Teck and Westshore will vote their Units, in favour of Trustees, a simple majority of whom, at least, are unrelated to Teck, Westshore and Fording for purposes of TSX rules

• Chairman will not have casting vote

• Result will be Westshore 1 Trustee nominee, Teck 3 Trustee nominees, 3 Independents determined by Governance Committee, with 1 of 3 Teck nominees also to be unrelated to Teck or Westshore

• Declaration of Trust will reflect the foregoing

Board of New Fording:	• The Board of New Fording will have 9 directors

• Board elected at the direction of Unitholders as per existing disclosure in Circular

• Teck will be entitled to nominate that number of directors that is proportional to its unitholding provided its unitholding exceeds 10% on a fully diluted basis

• Westshore will be entitled to nominate that number of directors that is proportional to its unitholding provided its unitholding exceeds 10% of outstanding Units

• In all events, Teck and Westshore will vote their Units in favour of Directors, a simple majority of whom, at least, are unrelated to Teck and Westshore, for purposes of TSX rules, who do not constitute a majority of the Trustees and who include the Coal Partnership CEO

• Chairman will not have casting vote

• Result will be Westshore 1 director nominee, Teck 4 director nominees, 4 Independents determined by Governance Committee, with 1 of 4 Teck directors also unrelated to Teck and Westshore

Executive Officers:	• The current President and CEO and management team of Fording will continue in the same capacities with New Fording and Coal Partnership. In addition, the current President and CEO, CFO, Treasurer and Secretary will serve as officers of the Fund

Acquisition of Additional Units:	• Teck will be grandfathered under, but otherwise be subject to, the Fording Unitholder Rights Plan and Westshore and Teck will vote their Units in favour of all amendments to the Plan provided such amendments do not impose substantively more onerous restrictions on them and will vote in favour of one renewal of the Plan for a two year term beyond its initial three year term.

SCHEDULE 2.5

For Immediate Release

FORDING INC. APPROVES TRANSACTION WITH

TECK COMINCO AND WESTSHORE TERMINALS

Notice of Conference Call

      CALGARY, December 4, 2002  — The Boards of Directors of Fording Inc. (TSX/ NYSE: FDG), Teck Cominco Limited (TSX: TEK.A, TEK.B), and Westshore Terminals Income Fund (TSX: WTE.UN) today approved a transaction whereby Fording shareholders would receive a combination of cash and units through the conversion to a larger and stronger Fording Income Trust. The new Trust would own all the existing businesses of Fording and, through the newly-formed Fording Coal Partnership, would combine Fording’s coal operations with the metallurgical coal assets of Teck Cominco Limited, including the Elkview Mine, but excluding the Bullmoose Mine which ceases production in 2003.

      The transaction will provide Fording shareholders with the choice of receiving $34 in cash per share, converting their shares to units of the new Trust, or a combination of both, for aggregate cash consideration of $795 million and the issue of 27.6 million Trust Units. Effective Date of the transaction is subject to Fording shareholder approval and usual conditions, including receipt of all required regulatory approvals.

      Should all Fording shareholders elect to receive cash, each share would be exchanged for $15.60 in cash and 0.541 of a unit. Based on estimated available cash (before the allocation to the cash reserve) of approximately $1.10 per unit, the estimated cash distribution for the quarter ending March 31, 2003, will be approximately $1.05 per unit. Estimated annual synergies from combining the Fording and Teck Cominco assets of approximately $50 million are expected to result in approximately $0.20 per unit in additional quarterly distributions once they are fully realized.

      On completion of the transaction, there will be approximately 37.6 million Trust Units outstanding. Teck Cominco and Westshore Terminals will each own 13.3% of the Trust Units. Former Fording shareholders will own 73.4% of the Trust, which will own approximately 62% of the Partnership. Through a 38% holding of voting exchangeable units in the Partnership and its direct holding in the Fording Income Trust, Teck Cominco will control, directly and indirectly, 46% of the Trust.

      The total cash component of the transaction used to acquire Fording shares will be $795 million, of which Teck Cominco will contribute $370 million. Westshore Terminals Income Fund has also agreed to invest $170 million in Trust Units. The remaining $255 million will come from new borrowings by the Trust. This cash consideration replaces the $3 dividend previously proposed by Fording as part of its Plan of Arrangement. The agreement calls for Teck Cominco to combine its metallurgical coal assets and $200 million in cash with Fording’s coal assets into the Fording Coal Partnership, which will be approximately 62%-owned by the Fording Income Trust and approximately 38% by Teck Cominco. The remaining $170 million Teck Cominco investment will be for the purchase of Trust Units and Westshore’s $170 million investment will fund the purchase of Trust Units.

      Following the securityholder vote at a Special Meeting of Fording and implementation of the Plan of Arrangement, the new partnership will produce more than 20 million tonnes of metallurgical coal per year and generate annual revenues of approximately $1.5 billion, building on its position as a leading North American metallurgical coal producer. It is expected that, beginning in the second half of 2003, the combination of assets will result in material synergies in operations, marketing, and overhead that would lead to enhanced cash flow of approximately $50 million per year when fully realized. On completion of the Transaction, the Partnership will enter into a long term port services contract with Westshore Terminals on normal commercial terms.

      “Our goal has always been to maximize value for Fording shareholders and we have been pursuing alternatives that would deliver that value. In reaching this agreement with Teck Cominco and Westshore Terminals, we believe we have achieved our goal,” said Richard Haskayne, Chairman of Fording’s Board of Directors. “All three companies will benefit from the synergies and efficiencies resulting from this transaction. Together, we can play a stronger role in leading and reshaping the Canadian coal industry for the benefit of our investors and our many other stakeholders.”

      David Thompson, Deputy Chairman and Chief Executive Officer of Teck Cominco said: “We are delighted to become a major stakeholder in the second largest exporter of metallurgical coal in the world. We believe that combining our assets under Jim Gardiner’s proven stewardship will lead to significant opportunities to maximize unitholder wealth.”

      William Stinson, Chairman of Westshore Terminals Income Fund added: “Westshore has been doing business with both Fording and Teck Cominco for more than 25 years, and we are pleased to be part of a transaction that creates a world-scale Canadian player in the metallurgical coal industry.”

      Fording, Teck Cominco and Westshore Terminals have entered into a definitive combination agreement, which allows Fording to meet its fiduciary obligation to accept a superior offer provided it makes a payment of $51 million to the other two parties.

      Fording intends to supplement its Information Circular and distribute the Supplement describing the amended Plan of Arrangement to securityholders early next week in preparation for the Special Meeting scheduled for December 20 in Calgary. At the Special Meeting, the existing Plan to convert Fording into an income trust, as amended to reflect this transaction, will be presented for the approval of Fording securityholders.

      Fording Inc. is Canada’s largest and most productive producer of export metallurgical coal. Its three mines in southern British Columbia produce high-quality metallurgical coal for the international steel industry. Fording’s Alberta mining operations supply thermal coal to electrical utilities. Fording is also the world’s largest producer of the industrial mineral wollastonite.

      Teck Cominco Limited is a diversified mining company, headquartered in Vancouver, Canada, with assets totalling approximately $5 billion. Its shares are listed on The Toronto Stock Exchange under the symbols TEK.A and TEK.B. The company is a world leader in the production of zinc and its diversified operations produce significant quantities of copper, coal and gold. The company owns, or has interests in, eight operating mines and two refineries. Further information can be found at www.teckcominco.com.

      Westshore Terminals Income Fund, created in 1996, owns Westshore Terminals Ltd. which operates Canada’s leading coal export facility and the largest dry bulk terminal on the west coast of the Americas. The Fund’s units trade on The Toronto Stock Exchange under the symbol WTE.UN. Further information is available at www.westshore.com.

      Certain information included in this document may be considered forward-looking. Such forward-looking information involves numerous assumptions, inherent risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking information made by or on behalf of Fording, Teck Cominco and Westshore Terminals. Risks, uncertainties and other factors are discussed in public filings of Fording, Teck Cominco and Westshore Terminals with the Canadian securities regulatory authorities and, in the case of Fording, with the United States Securities and Exchange Commission.

      SEDAR: 00016654E

Notice of Conference Call and Webcast:

      Fording Inc. will host a conference call and webcast for investors to discuss the agreement between Fording, Teck Cominco Limited and Westshore Terminals Income Fund.

      Date: Today, December 4, 2002

      Time: 1:30 p.m. Mountain Time, 3:30 p.m. Eastern Time

      Dial-in numbers: (416) 640-1907 or 1 (800) 814-4861

      The call can also be heard through the following websites: www.fording.ca and www.teckcominco.ca .

Participants will include:

From Fording Inc:
Richard Haskayne, Chairman of the Board of Directors;
Jim Gardiner, President and Chief Executive Officer;
Allen Hagerman, Chief Financial Officer;

From Teck Cominco Limited:
David Thompson, Deputy Chairman and Chief Executive Officer

From Westshore Terminals Income Fund:
Michael Korenberg, Trustee

      A recording of the call will also be available until Midnight December 5 by dialing (416) 640-1917 or 1 (877) 289-8525 and entering access code 225 234, followed by the pound key.

For further information, contact:

Fording Inc. Investors
Mark Gow, CA
Director, Investor Relations
Fording Inc.
(403) 260-9834

Teck Cominco Limited
Tom Merinsky
Director, Investor Relations
(604) 685-3007

Westshore Terminals Income Fund
Nick Desmarais
(604) 688-6764
Media
John Lute
Lute & Company
(403) 260-9876
or (416) 929-5883 ex 22

SCHEDULE 4.1

REGULATORY APPROVALS

Canadian Filings

Canadian Securities Regulatory Authorities

Competition Act

Toronto Stock Exchange

United States Filings

New York Stock Exchange

International Filings

Belgium: Ministère des Affaires économiques

Brazil: Conselho Administrativo de Defesa Econômica (CADE)

Germany: Bundeskartellamt

Japan: Fair Trade Commission

Mexico: Comisión Federal de Competencia

APPENDIX E

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS
September 30, 2002 and December 31, 2001
(millions of Canadian dollars)

FORDING INCOME TRUST

COMPILATION REPORT ON

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of

Fording Inc.	December 7, 2002

      We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet of Fording Income Trust as at September 30, 2002 and the unaudited pro forma consolidated statements of income and unaudited pro forma consolidated statement of distributable cash for the nine month period ended September 30, 2002 and the year ended December 31, 2001. These pro forma consolidated financial statements have been prepared for inclusion in the Supplement dated December 8, 2002 to the Information Circular dated November 20, 2002 relating to the creation of Fording Income Trust. In our opinion, the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of income and unaudited pro forma consolidated statement of distributable cash have been properly compiled to give effect to the transactions and the assumptions described in the notes thereto.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Calgary, Alberta

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at September 30, 2002
(millions of Canadian dollars)

									Fording
					Fording				Income
	Fording	Partnership			Inc. with	Pro forma			Trust
	Inc.	adjustments			Partnership	adjustments			Pro forma

Assets
Current assets
Cash, temporary investments	$6.8	$200.0	2	(a)	$205.8	$(455.0)	3	(a)	$3.2
		(1.0)	2	(a)		285.0	3	(f)
						(30.0)	3	(c)
						(2.6)	3	(i)
Accounts receivable	41.3	7.4	2	(a)	48.7	—			48.7
Inventories	186.8	(49.8)	2	(a)	137.0	—			137.0
Prepaid expenses	10.4	(3.0)	2	(a)	7.4	—			7.4

	245.3	153.6			398.9	(202.6)			196.3
Capital assets	789.3	(31.4)	2	(a)	747.8	—			747.8
		(10.1)	2	(b)
Other assets	10.5	(2.3)	2	(a)	8.2	—			8.2

	$1,045.1	$109.8			$1,154.9	$(202.6)			$952.3

Liabilities
Current liabilities
Bank indebtedness	$10.7	$(4.0)	2	(a)	$6.7	$—			$6.7
Accounts payable	74.5	(4.9)	2	(a)	69.6	—			69.6
Income taxes payable	0.3	0.6	2	(a)	0.9	—			0.9
Current portion of long-term debt	—	—			—	200.0	3	(f)	200.0

	85.5	(8.3)			77.2	200.0			277.2
Non-current liabilities	62.9	(7.1)	2	(a)	55.8	—			55.8
Long-term debt	136.0	—			136.0	85.0	3	(f)	221.0
Future income taxes	185.7	(10.1)	2	(b)	175.6	(10.0)	3	(c)	165.6

	470.1	(25.5)			444.6	275.0			719.6

Unitholders’ Equity
Common shares	122.1	—			122.1	(89.8)	3	(b)	—
						(32.1)	3	(a)
						(0.2)	3	(i)
Retained earnings	418.6	135.3	2	(a)	553.9	(422.9)	3	(a)	108.6
						(30.0)	3	(c)
						10.0	3	(c)
						(2.4)	3	(i)
Trust units		—			—	89.8	3	(b)	89.8
Foreign currency translation adjustments	34.3	—			34.3	—			34.3

	575.0	135.3			710.3	(477.6)			232.7

	$1,045.1	$109.8			$1,154.9	$(202.6)			$952.3

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2002
(millions of Canadian dollars)

					Fording Inc.				Fording
		Partnership			with	Pro forma			Income Trust
	Fording Inc.	adjustments			Partnership	adjustments			Pro forma

Revenues	$669.8	$(54.9)			$614.9	$—			$614.9

Expenses
Cost of sales	492.7	(47.4)	2(c	)	445.3	—			445.3
Selling, general and administrative	12.0	(1.0)	2(c	)	11.0	1.5	3(d	)	12.5
Depreciation and depletion	53.9	(9.3)	2(c	)	44.6	—			44.6
Brooks capital expense	7.9	(3.0)	2(c	)	4.9	—			4.9

	566.5	(60.7)			505.8	1.5			507.3

Income from operations	103.3	5.8			109.1	(1.5)			107.6
Other expenses, net, including interest	4.2	—			4.2	1.3	3(e	)
						11.0	3(g	)	16.5

Income before taxes	99.1	5.8			104.9	(13.8)			91.1

Income taxes
Current Canadian taxes	26.1	0.2	2(d	)	26.3	(0.5)	3(e	)	(2.1)
						(4.2)	3(g	)
						(23.7)	3(h	)
Current mineral taxes	15.5	(4.7)	2(c	)	10.8	—			10.8
Current foreign taxes	1.6	—			1.6	—			1.6

	43.2	(4.5)			38.7	(28.4)			10.3
Future taxes	7.6	(2.2)	2(d	)	5.4	—			5.4

	50.8	(6.7)			44.1	(28.4)			15.7

Net income	$48.3	$12.5			$60.8	$14.6			$75.4

Weighted average number of units outstanding (millions)									38.2

Basic earnings per unit									$1.97

Diluted earnings per unit									$1.96

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2001
(millions of Canadian dollars)

									Fording
					Fording				Income
	Fording	Partnership			Inc. with	Pro forma			Trust
	Inc.	adjustments			Partnership	adjustments			Pro forma

Revenue	$1,000.4	$(148.3)	2(c	)	$852.1	$—			$852.1

Expenses
Cost of sales	739.0	(114.7)	2(c	)	624.3	—			624.3
Selling, general and administrative	15.2	(2.1)	2(c	)	13.1	2.0	3(d	)	15.1
Depreciation and depletion	69.8	(10.7)	2(c	)	59.1	—			59.1

	824.0	(127.5)			696.5	2.0			698.5

Income from operations	176.4	(20.8)			155.6	(2.0)			153.6
Other expenses, net, including interest	12.6	—			12.6	1.7	3(e	)	29.0
						14.7	3(g	)

Income before taxes	163.8	(20.8)			143.0	(18.4)			124.6

Income taxes
Current Canadian taxes	53.5	(0.6)	2(d	)	52.9	(0.7)	3(e	)	4.9
						(5.6)	3(g	)
						(41.7)	3(h	)
Current mineral taxes	18.4	(5.7)	2(c	)	12.7	—			12.7
Current foreign taxes	6.9	—			6.9	—			6.9

	78.8	(6.3)			72.5	(48.0)			24.5
Future taxes	(9.6)	4.5	2(d	)	(5.1)	—			(5.1)

	69.2	(1.8)			67.4	(48.0)			19.4

Net income	$94.6	$(19.0)			$75.6	$29.6			$105.2

Weighted average number of units outstanding (millions)									39.1

Basic earnings per unit									$2.69

Diluted earnings per unit									$2.68

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF DISTRIBUTABLE CASH

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2002	2001

	(millions of Canadian dollars)
Fording Income Trust pro forma net income	$75.4	$105.2
Depreciation and depletion	44.6	59.1
Brooks capital expense	4.9	—
Future income taxes (recovery)	5.4	(5.1)
Reclamation of mine sites	0.6	0.9
Employee future benefits	0.2	1.4
Other	0.1	0.5

	131.2	162.0
Sustaining capital, net	(33.5)	(42.4)

Available cash before reserve	97.7	119.6
Reserve of 10%	9.8	12.0

Distributable cash	$87.9	$107.6

Basic distributable cash per unit	$2.30	$2.75

Diluted distributable cash per unit	$2.29	$2.74

Fording Income Trust

Notes to Unaudited Pro Forma Consolidated Statements

September 30, 2002 and December 31, 2001

1	Basis of Presentation

      On December 4, 2002, Fording Inc. (“the Corporation”) reached an agreement with Teck Cominco Limited (“Teck”) whereby the Corporation would contribute all its assets, except for its industrial mineral operations, into Fording Coal Partnership (“the Partnership”) and Teck would contribute its Elkview mine, other metallurgical coal assets, and $200 million of cash into the Partnership. The Partnership will be owned 62% by the Corporation and 38% by Teck.

      In addition to the formation of the Partnership, Fording Inc. has amended its Information Circular dated November 20, 2002 which proposed the conversion of Fording Inc. into Fording Income Trust (“the Fund”). The amendment provides a pool of cash of $795 million and a pool of 37.2 million trust units (“Units”). Shareholders of Fording (“Shareholders”) can elect to receive cash or Units but may receive either cash or Units or a combination of cash and Units for their common shares of the Corporation under an Amended Plan of Arrangement (“the Enhanced Arrangement”). The $795 million is funded by a $200 million contribution from the Partnership, an agreement by Teck and Westshore Terminals Income Fund (“Westshore”) to purchase 5 million Units each at $34 from the public for a total $340 million and additional debt in the Corporation of $255 million.

      In addition to Teck’s direct interest in the Fund, its 38% interest in the Partnership is exchangeable at Teck’s option into Fund Units. The exchangeable Partnership Units owned by Teck are also eligible to vote at meetings of Fund unitholders. The combined voting rights give Teck an effective 46% voting interest in the Fund.

      The accompanying unaudited pro forma consolidated financial statements (the “Pro Forma Statements”) of the Fund have been prepared by management of the Corporation to give effect to the Enhanced Arrangement and the agreement with Teck and Westshore and to reflect the pro forma consolidated financial position of the Fund.

      The pro forma consolidated balance sheet, consolidated statements of income and consolidated statements of distributable cash have been prepared from, and should be read in conjunction with, the unaudited consolidated financial statements of the Corporation and the Elkview Mine (a division of Teck) as at and for the period ended September 30, 2002, and with the audited consolidated financial statements of the Corporation and the Elkview Mine (a division of Teck) as at and for the year ended December 31, 2001.

      The Arrangement will result in cash and Units being distributed to Shareholders. The distribution formula will result in Shareholders receiving $795 million and 27.2 million Units with Teck and Westshore each receiving 5.0 million Units.

      The pro forma statements are not necessarily indicative of the results of operations or financial position which would have occurred had the Arrangement occurred on the respective dates and therefore may not be representative of the operating results or financial condition of future periods.

2	Partnership Adjustments

      As part of the agreement with Teck and Westshore, the Corporation will contribute all its assets except for its industrial mineral operations to the Partnership. Teck will contribute its Elkview mine, other metallurgical coal assets, and $200 million to the Partnership. The ownership of the Partnership will be 62% for the Corporation and 38% for Teck. For accounting purposes, the Partnership is a joint venture and the Corporation will account for its interest by the proportionate consolidation method. The following Partnership adjustments are necessary to reflect this exchange for its proportionate share of the assets and liabilities of the Partnership:

(a)	The effect of the contribution by Teck of $200 million to the Partnership and a payment of this amount to the Corporation results in an effective disposal of 8% of the Corporation’s assets for proceeds of $200 million. This results in a gain to the Corporation on this sale of $135.3 million.

Fording Income Trust

Notes to Unaudited Pro Forma Consolidated Statements

September 30, 2002 and December 31, 2001 — (Continued)

The resultant book value of the assets and liabilities contributed to the Partnership by both partners are different from their economic interest in the Partnership. These adjustments are required to adjust the financial statements of the Corporation to reflect the contribution of Teck’s Elkview mine to the Partnership and the Corporation’s disposal of its economic interest resulting in a 62% interest in the Partnership.

(b)	The amounts elected for tax purposes for the assets contributed by each of the Corporation and Teck are disproportionate to their interests in the Partnership. As a result, fewer future taxes are required by the Corporation to provide for the differences between the balance sheet of the Corporation on an accounting basis and the balance sheet on a tax basis. The effect of the entry is to decrease future income taxes and to decrease fixed assets by $10.1 million

(c)	As a result of the Corporation and Teck contributing assets to the Partnership in return for a proportionate share of all of the net assets and income in the Partnership, income statement items are changed to reflect the Partnership interest.

(d)	The contribution of assets into the Partnership results in the following changes to the tax provision: September 30, 2002 increase in current expense of $0.2 million and decrease in future tax expense of $2.2 million; and for December 31, 2001, a decrease to current expense of $0.6 million and increase to future tax expense of $4.5 million.

3	Pro Forma Assumptions and Adjustments

      The pro forma consolidated balance sheet gives effect to the Arrangement as at September 30, 2002. The pro forma consolidated statement of income and pro forma consolidated schedule of distributable cash for the year ended December 31, 2001 give effect to the Arrangement as at January 1, 2001, and for the period ended September 30, 2002 give effect to the Arrangement as at January 1, 2002.

      The accounting policies of the Corporation are in accordance with those disclosed in the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2001 and the unaudited consolidated financial statements of the Corporation for the nine months ended September 30, 2002.

      The pro forma statements give effect to the following assumptions and adjustments:

(a)	The Arrangement has been approved, all conditions to the Arrangement have been satisfied or waived, the Units have been accepted for listing on The Toronto Stock Exchange and the New York Stock Exchange and Shareholders have exchanged their common shares for Units and cash, such that 13.4 million Units are redeemed for $455 million. Of this amount, $32.1 million is charged to shareholders’ equity based on average carrying values and $422.9 million is charged to retained earnings.

(b)	As a result of the Arrangement, the monetary value of classes of shareholders’ equity has been assigned as the monetary value of the newly created Units after the reduction of the number of Units outstanding due to the cash component of the conversion and the redemption of shares in note 3(i).

(c)	Costs relating to the Arrangement and the unsolicited offer by Sherritt Coal Acquisition Inc. made on October 25, 2002 for all of the outstanding common shares for $29.00 in cash per common share (the “Offer”) are estimated to be $30.0 million which has been accrued and charged to retained earnings. After considering the nature of the deductions, the effective tax rate is assumed to be 33% based on the prevailing federal and provincial rates. Therefore the tax effect of the costs of the Arrangement and the Offer is assumed to be $10.0 million and the net cost $20.0 million.

(d)	The additional costs associated with operating the Fund are estimated to be $2.0 million per annum, or $1.5 million for the nine months ended September 30, 2002.

Fording Income Trust

Notes to Unaudited Pro Forma Consolidated Statements

September 30, 2002 and December 31, 2001 — (Continued)

(e)	The existing long-term debt has been refinanced for the same aggregate amount but at an interest rate that is estimated to be, on average, 1.25% per annum higher, resulting in an additional interest expense of $1.7 million for the year ended December 31, 2001 and $1.3 million for the nine months ended September 30, 2002, based on an average of the long-term debt balance of each period. The tax effect of the additional interest expense at 38% is $0.7 million for the year or $0.5 million for the nine month period.

(f)	The Corporation will borrow an additional $285 million to fund its share of the cash component of the Arrangement ($255 million) and to fund the costs related to the Arrangement and the Offer ($30 million). The $285 million funding requirement related to the Arrangement plus $115 million of current revolving debt will be drawn under a committed bank credit facility. Of this $400 million, $200 million must be refinanced within one year and the balance is due within two years. The Corporation anticipates replacing this new credit facility with a long-term facility prior to the maturity date.

(g)	Interest charges of the additional long-term debt have been accrued at 5.15% per annum and are $14.7 million per annum or $11.0 million for the nine months. The tax effect of the additional interest at 38% is $5.6 million per annum or $4.2 million for the nine months.

(h)	As a result of the recapitalization of the Corporation, the remaining current Canadian taxes are the Large Corporations Tax and provincial tax due to the effect of the resource allowance.

(i)	As a result of the Arrangement, the Corporation estimates that 75,000 common shares will be purchased and cancelled at $34 per common share from non-board lot registered holders of 20 common shares or less who do not elect to maintain such interest for total consideration of $2.6 million which is allocated to share capital for $0.2 million and retained earnings for $2.4 million. This redemption is an addition to that redemption described in note 3(a).

(j)	Diluted cash flow and earnings per unit are calculated using the assumption that one stock option to purchase one common share is exchanged for one option to purchase one unit. It also assumes that the dilutive effect of the stock options and other dilutive instruments, as calculated by the treasury stock method, is unchanged as a result of this exchange.

APPENDIX F

ELKVIEW MINE FINANCIAL STATEMENTS

Elkview Mine
(A Division of Teck Cominco Limited)

Financial Statements

For the Nine Months Ended September 30, 2002 and 2001
(Unaudited)
and the Years Ended December 31, 2001, 2000 and 1999
(Audited)

PricewaterhouseCoopers LLP
Chartered Accountants
609 Granville Street, Suite 400
PO Box 10373 Pacific Centre
Vancouver, British Columbia
Canada V7Y 1L3
Telephone + 1 (604) 806 7000
Facsimile + 1 (604) 806 7806
February 8, 2002

Auditors’ Report

To the Directors of

Teck Cominco Limited

We have audited the balance sheets of Elkview Mine (a Division of Teck Cominco Limited) as at December 31, 2001 and 2000 and the statements of earnings, owners’ equity and cash flows for the three years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the management of Teck Cominco Limited. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Elkview Mine as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the three years ended December 31, 2001, 2000 and 1999 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide

PricewaterhouseCoopers organization.

ELKVIEW MINE

(A Division of Teck Cominco Limited)

BALANCE SHEETS

	September 30	December 31	December 31
	2002	2001	2000
	$	$	$

	(unaudited)

	($ in thousands)
ASSETS
Current assets
Cash	—	—	1,734
Settlements receivable	27,982	26,012	29,008
Other receivables	2,191	7,525	2,154
Inventories (note 3)	24,402	23,128	15,521
Prepaid expenses	925	—	—

	55,500	56,665	48,417
Property, plant and equipment (note 4)	144,863	152,254	157,574

	200,363	208,919	205,991

LIABILITIES
Current liabilities
Bank overdraft	32	5,279	—
Accounts payable	25,781	31,398	24,266

	25,813	36,677	24,266
Reclamation provision	1,000	1,000	1,000

	26,813	37,677	25,266
OWNER’S EQUITY	173,550	171,242	180,725

	200,363	208,919	205,991

ELKVIEW MINE

(A Division of Teck Cominco Limited)

STATEMENTS OF EARNINGS

	Nine Months Ended
	September 30		Year Ended December 31

	2002	2001	2001	2000	1999
	$	$	$	$	$

	(unaudited)	(unaudited)

	($ in thousands)
Revenues	295,008	240,940	338,532	210,058	150,155
Cost of operations	211,340	184,248	253,037	188,392	134,502
Depreciation and amortization	9,067	8,371	11,361	8,099	9,412

Operating profit	74,601	48,321	74,134	13,567	6,241
Other expenses (income)
General and administration (note 6)	2,189	1,811	2,508	2,577	3,179
Other	636	(810)	(316)	(628)	(159)

Net earnings before taxes	71,776	47,320	71,942	11,618	3,221
Provision for income and mining taxes (note 7)
Current mining taxes	1,857	1,325	1,927	649	395
Income and future mining taxes	32,053	22,180	33,766	5,164	1,368

	33,910	23,505	35,693	5,813	1,763

Net earnings	37,866	23,815	36,249	5,805	1,458

ELKVIEW MINE

(A Division of Teck Cominco Limited)

STATEMENTS OF OWNER’S EQUITY

	Nine Months Ended		Year Ended
	September 30		December 31

	2002	2001	2001	2000	1999
	$	$	$	$	$

	(unaudited)	(unaudited)

	($ in thousands)
Balance at the beginning of the period	171,242	180,725	180,725	170,624	165,223
Net earnings	37,866	23,815	36,249	5,805	1,458
Advances from (to) owner	(69,468)	(27,733)	(81,425)	(1,517)	2,180
Income and mineral tax liability assumed by owner	33,910	23,505	35,693	5,813	1,763

Balance at the end of the period	173,550	200,312	171,242	180,725	170,624

ELKVIEW MINE

(A Division of Teck Cominco Limited)

STATEMENTS OF CASH FLOWS

	Nine Months Ended		Year Ended
	September 30		December 31

	2002	2001	2001	2000	1999
	$	$	$	$	$

	(unaudited)	(unaudited)

	($ in thousands)
Operating activities
Net earnings	37,866	23,815	36,249	5,805	1,458
Provision for income and mining taxes (notes 1 and 7)	33,910	23,505	35,693	5,813	1,763
Depreciation and amortization	9,067	8,371	11,361	8,099	9,412
Loss (gain) on sale of assets	73	(243)	(243)	(215)	444
Deferred stripping	4,341	6,126	8,388	6,089	3,413

	85,257	61,574	91,448	25,591	16,490
Change in non-cash working capital items	(4,449)	(7,681)	(2,850)	(3,339)	(7,464)

	80,808	53,893	88,598	22,252	9,026
Financing Activities
Advances (to) from owner	(69,468)	(27,733)	(81,425)	(1,517)	2,180
Investing Activities
Property, plant and equipment	(6,348)	(12,287)	(15,022)	(21,279)	(797)
Proceeds on disposal of property, plant and equipment	255	836	836	472	119

	(6,093)	(11,451)	(14,186)	(20,807)	(678)

Increase (decrease) in cash	5,247	14,709	(7,013)	(72)	10,528
Cash (overdraft) at the beginning of the period	(5,279)	1,734	1,734	1,806	(8,722)

Cash (overdraft) at the end of the period	(32)	16,443	(5,279)	1,734	1,806

ELKVIEW MINE

(A Division of Teck Cominco Limited)

NOTES TO THE FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2002 and 2001 (Unaudited)
And the Years Ended December 31, 2001, 2000 and 1999 (Audited)

1.     ORGANIZATION AND OPERATIONS

      The Elkview Mine is a division of Teck Cominco Limited. The mine produces metallurgical coal for sale to foreign customers. The mine is managed by Elkview Coal Corporation, also a subsidiary of Teck Cominco Limited, as agent and operator. These financial statements include only the assets, liabilities, revenues and expenses of the business carried out in the name of Elkview Coal Corporation and do not include the other assets, liabilities and operating results of Teck Cominco Limited.

2.     SIGNIFICANT ACCOUNTING POLICIES

      These financial statements are prepared using accounting principles generally accepted in Canada. The significant accounting policies are summarized below.

Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the revenues and expenses during the period. Significant areas requiring the use of management estimates relate to the determination of mineral reserves, impairment of assets and useful lives for depreciation and amortization. Financial results, as determined by actual events, may differ from those estimates.

Inventories

      Inventories are determined by the average cost method and are valued at the lower of cost and estimated realizable values.

Mine Supplies

      Mine supplies and spare parts are valued at average cost.

Plant and Equipment

      Plant and equipment are recorded at cost and are carried at cost less depreciation. Buildings and machinery in use are subject to depreciation over their estimated useful lives on the unit-of-production basis.

      For mobile and other equipment, the straight-line method is applied over the estimated life of the asset.

Mining Properties and Deferred Costs

      Mining properties and capitalized development costs are amortized over their estimated life on the unit-of-production basis.

      Deferred stripping is amortized based on the expected life of mine plan.

Foreign Currency Translation

      Amounts in foreign currency are translated into Canadian dollars on the following basis:

a)	monetary assets and monetary liabilities at exchange rates in effect at the period-end

b)	revenues and expenses at actual rates during the year.

      Translation gains or losses are included in the determination of annual earnings.

ELKVIEW MINE
(A Division of Teck Cominco Limited)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Employee Benefit Plans

      Some employees of the Elkview Mine are members of the Teck Cominco Limited defined benefit pension plan. The responsibility for the funding of this plan rests with Teck Cominco Limited and the plan surplus is not recorded as an Elkview Mine asset. Teck Cominco Limited charges the Elkview Mine with the cost of the actuarially determined pension expense for those employees who are members and these expenses are included in operating results for the year.

Provision for Closure Costs

      The mine conducts reclamation activities on an ongoing basis, and such costs are charged to operations as incurred. Provision for post-closure reclamation costs are charged to earnings over the estimated life of the mine when a reasonably determinable estimate of cost can be made.

Financial Instruments

      The carrying values of the mine’s financial instruments, which consist of cash and cash equivalents, accounts receivable, bank overdrafts, and accounts payable, approximate their fair values due to the relative short period to maturity. The mine is exposed in its normal course of business to credit risk from its customers. All of the mine’s trade receivables are due from large credit worthy customers.

Revenue Recognition

      Revenues are recorded at the time of shipment, either from the port or from the mine in the case of North American sales, when both title and the risks and rewards of ownership have passed to the buyer.

Cash and Cash Equivalents

      Cash and cash equivalents consist of cash and highly liquid investments with a maturity date of 90 days or less.

Income and Mining Taxes

      Income taxes and mining taxes are provided for in the statements of earnings based upon taxation rates in effect during each period. Income taxes are the liability of Teck Cominco Limited as a whole and it is not possible to distinguish between mines for all the tax pool balances which go into the determination of the future income tax liability. As a result, future income and mining tax liabilities are not included in these financial statements. Similarly, the amount of current as opposed to future income taxes is dependent upon the tax position of Teck Cominco Limited as a whole and cannot be determined for the Elkview Mine in isolation. Mining taxes are based on individual mine results, and the current and future portions of the mining tax expense may be determined. Accordingly, the mine reports the current portion of mining tax expense separately from future mining taxes and income taxes.

3.	INVENTORIES

	As at September 30	As at December 31

	2002	2001	2000
	$	$	$

	(Unaudited)

	($ in thousands)
Production inventories	14,714	13,608	8,478
Mine supplies and spare parts	9,688	9,520	7,043

	24,402	23,128	15,521

ELKVIEW MINE
(A Division of Teck Cominco Limited)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

4.	PROPERTY, PLANT AND EQUIPMENT

	As at September 30, 2002

		Accumulated
		Amortization
		and
	Cost	Depreciation	Net
	$	$	$

	(Unaudited)

	($ in thousands)
Plant and equipment	150,522	66,880	83,642
Mining properties and deferred costs	71,775	10,554	61,221

	222,297	77,434	144,863

	As at December 31, 2001

		Accumulated
		Amortization
		and
	Cost	Depreciation	Net
	$	$	$

	($ in thousands)
Plant and equipment	145,854	60,757	85,097
Mining properties and deferred costs	76,630	9,473	67,157

	222,484	70,230	152,254

	As at December 31, 2000

		Accumulated
		Amortization
		and
	Cost	Depreciation	Net
	$	$	$

	($ in thousands)
Plant and equipment	132,910	53,302	79,608
Mining properties and deferred costs	81,486	3,520	77,966

	214,396	56,822	157,574

5.     COMMITMENTS

      The mine leases certain operating equipment under operating leases from a subsidiary of Teck Cominco Limited. As at September 30, 2002 the future commitments are as follows:

($ in
thousands)

Three months ending December 31, 2002	330
Year ending December 31, 2003	1,321
2004	1,321
2005	1,321
2006	285

ELKVIEW MINE
(A Division of Teck Cominco Limited)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

6.     RELATED PARTY TRANSACTIONS

      The mine pays a fee to Teck Cominco Limited for marketing, management and administration based on product tonnage. The mine also pays Teck Cominco Limited for other specific services. Total payments to Teck Cominco Limited for the periods below were as follows:

($ in
thousands)

September 30, 2002 (unaudited)	2,189
December 31, 2001	2,508
December 31, 2000	2,577
December 31, 1999	3,179

      See also note 5.

7.     INCOME AND MINING TAXES

      The difference between the income tax expense and the provision obtained by applying the statutory tax rate is as follows:

	As at September 30		As at December 31

	2002	2001	2001	2000	1999
	$	$	$	$	$

	(unaudited)

	($ in thousands)
Expected income tax expense at Canadian statutory tax rates	30,625	21,587	32,820	5,300	1,469
Increase (decrease) in taxes resulting from:
Mineral taxes	9,985	6,519	9,842	1,686	395
Resource allowance	(5,352)	(3,525)	(5,345)	(896)	(271)
Other	(1,348)	(1,076)	(1,624)	(277)	170

Income tax expense	33,910	23,505	35,693	5,813	1,763